EXHIBIT 10.128

INDEPENDENCE BLUE CROSS AGREEMENT OF LEASE FOR 1901 MARKET STREET

PHILADELPHIA BUILDING

AGREEMENT OF LEASE

between

PRU 1901 MARKET LLC, Landlord

and

INDEPENDENCE BLUE CROSS, Tenant

for

1901 MARKET STREET

Philadelphia, Pennsylvania

Dated as of November 18, 1998

TABLE OF CONTENTS

1.	Definitions	1

2.	Premises; Use	6

3.	Term	6

4.	Rent	7

5.	Taxes; Utilities	9

6.	Improvements	11

7.	Care of Premises	15

8.	Other Covenants of Tenant	18

9.	Subletting and Assigning	22

10.	Further Assurances	24

11.	Fire or Other Casualty	24

12.	Indemnity	27

13.	Insurance	28

14.	Eminent Domain	30

15.	Default and Remedies	32

16.	Subordination	36

17.	Surrender; Holding Over	37

18.	Notices	38

19.	Certain Rights Granted to Tenant	38

20.	Estoppel Statements	39

21.	Covenant of Quiet Enjoyment	40

22.	Advisors	40

23.	Limitations on Liability	40

24.	Landlord’s Agreements	41

25.	Memorandum of Lease	41

26.	Landlord’s Lien Waiver	42

27.	Miscellaneous	42

i

AGREEMENT OF LEASE

THIS IS AN AGREEMENT OF LEASE (hereinafter “Lease”) made as of the 18th day of November, 1998, by and between Pru 1901 Market LLC, a Delaware limited liability company (herein called “Landlord”) and INDEPENDENCE BLUE CROSS, a Pennsylvania not for profit corporation (herein called “Tenant”).

BACKGROUND

A. Landlord desires to lease to Tenant the Premises identified in this Lease under the terms and conditions herein set forth.

B. Tenant desires to lease and accept from Landlord the Premises identified in this Lease under the terms and conditions herein set forth.

AGREEMENTS

IN CONSIDERATION of the Background, and the mutual covenants and agreements herein set forth, and other good, valuable and sufficient consideration received, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions.

Additional Rent. The term “Additional Rent” or “additional rent” shall mean all sums payable under this Lease for any purpose, whether or not such sums are expressly designated as “Additional Rent” or “additional rent” or would otherwise be considered rent, other than Minimum Rent.

Affiliate. The term “Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through ownership of voting securities, by contract or otherwise.

Appraisal Procedure. The term “Appraisal Procedure” shall mean the following described process. In the event Landlord and Tenant fail to agree on a determination of the Market Rental Rate under Section 3.3 of this Lease, or the Fair Market Value or the increase in Fair Market Value under Section 6.5 of this Lease (each of the foregoing being herein called the “Disputed Matter”) within the time period provided for Landlord and Tenant to attempt to agree on the Disputed Matter, then within fifteen (15) days following the close of such period, Landlord and Tenant shall each designate an appraiser which is a member of the Appraisal Institute (or the then current equivalent organization of appraisers) with at least ten (10) years’ experience in the appraisal of commercial office buildings in the Market Street West Corridor of Philadelphia, Pennsylvania, comparable in quality to the Building (herein an “MAI appraiser” or “appraiser”). If there are insufficient transactions in comparable buildings in the Market Street West Corridor of Philadelphia, Pennsylvania to determine the Disputed Matter, then the market survey area shall be expanded to be all of center city Philadelphia, Pennsylvania. Such designation of an appraiser shall be made by each party giving written notice of its choice to the other. In the event that both parties choose the same appraiser, then such appraiser shall unilaterally determine the Disputed Matter. If either party fails to timely designate an appraiser, the appraiser designated by the other party shall make the determination of the Disputed Matter. Within thirty (30) days following the selection of the appraiser or appraisers, each of Landlord and Tenant shall be entitled to deliver to the appraiser or appraisers such information as either of them deems relevant to the determination of the Disputed Matter. Within twenty-one (21) days following such thirty (30) day period, the appraiser or appraisers shall deliver to Landlord and Tenant a determination of the Disputed Matter, accompanied by such report or background information as the appraiser or appraisers deems appropriate; provided however, that if the two appraisers designated by Landlord and Tenant are unable to agree as to the Disputed Matter, then on or before the last day of such twenty-one (21) day period such appraisers shall deliver notice of their lack of unanimity to Landlord and Tenant, which notice shall also designate a third appraiser satisfactory to both of such appraisers (provided, that if such appraisers cannot agree on a third appraiser, they shall request the head of the local chapter of MAI appraisers to designate such third appraiser, and if the head of the local chapter fails to designate the third appraiser within thirty (30) days after request, either party may apply to a court of competent jurisdiction to designate such third appraiser). In such event, the two original appraisers plus the third appraiser so designated shall review all information previously delivered or deemed relevant by them with respect to the determination of the Disputed Matter and shall, within fourteen (14) days following the designation of the third appraiser deliver to Landlord and Tenant their determination of the Disputed Matter, accompanied by such report or background information as the panel of appraisers deems appropriate; provided, however, that in the event that the members of such panel cannot unanimously agree on the Disputed Matter, the Disputed Matter shall be the average of the respective determinations of the members of the panel, excluding from such computation, however, any determination which differs from the average of the two determinations which are the closest to each other by ten percent or more. Each party shall bear the cost and expense of the appraiser designated by it, and the cost and expense of the third appraiser, if any (or of the single appraiser if the parties select only one appraiser as described above), shall be shared equally by the parties.

Basic Term. The term “Basic Term” shall have the meaning ascribed thereto in Section 3.1 of this Lease.

Building. The term “Building” shall mean the building situate on the Land, and all other improvements, structures, installations, facilities or fixtures constructed or situate on the Land, including, without in any manner limiting the generality of the foregoing, all components thereof, such as any and all signs, elevators, ducts, motors, compressors, antennas, and the heating, ventilating, air conditioning, plumbing, sprinkling, drainage, gas and electrical systems now or hereafter attached thereto and forming a part thereof; provided, however, that the term “Building” shall not include Excluded Fixtures (as hereinafter defined).

Business Day. The term “Business Day” or “business day” shall mean Monday through Friday, except federal bank holidays. All references to a period of days in this Lease shall be deemed to refer to calendar days unless the term “Business Day” or “business day” is used.

Competitor. The term “Competitor” shall mean a Person that is a healthcare insurer, health maintenance organization or preferred provider organization, or an Affiliate of any such Person, if such Affiliate is primarily engaged (i.e. derives more than fifty percent (50%) of its revenues on a consolidated basis) in the business of healthcare insurance, health maintenance programs or preferred provider programs; provided, however, that for purposes of this Lease, neither The Prudential Insurance Company of America nor any of its Affiliates shall be a Competitor.

Default. The term “Default” shall mean any event or condition which, with the passage of time, the giving of notice or both would constitute an Event of Default.

Environmental Default. The term “Environmental Default” shall have the meaning ascribed thereto in Section 8.3.2 of this Lease.

Environmental Laws. The term “Environmental Laws” shall have the meaning ascribed thereto in Section 8.3.4(b) of this Lease.

ERISA. The term “ERISA” shall have the meaning ascribed thereto in Section 8.5 of this Lease.

Excluded Fixtures. The term “Excluded Fixtures” shall mean fixtures utilized or to be utilized by Tenant or any subtenant or licensee of Tenant in connection with such entity’s business operations within the Premises, notwithstanding that any such Excluded Fixtures, by virtue of their attachment to the Premises, may technically constitute part of the Land or the Building under generally applicable laws. Without limiting the generality of the foregoing, Landlord and Tenant agree that Excluded Fixtures include (a) all items listed on Exhibit C attached to this Lease, as such items may be modified, supplemented or replaced with items having a like or similar function during the Term, (b) all audio-visual and projection equipment, security systems and equipment, data systems and components thereof, Liebert units and demountable walls and partitions (and the doors and jambs forming a part thereof) from time to time contained within the Premises, as well as all of Tenant’s signage on the exterior of the Building, and (c) any elements or components of any Permitted Alterations or Major Improvements (as such terms are defined in Section 6 below) installed by Tenant during the Term which are both (i) substantially of the same type or function as those items described above and (ii) designated by Tenant to constitute Excluded Fixtures in a written notice to Landlord at or about the time of Tenant’s installation thereof. Notwithstanding the foregoing, the term “Excluded Fixtures” shall not include computer and communications risers within the Building.

Fair Market Value. The term “Fair Market Value” for purposes of Section 6.5 of this Lease shall mean the fair market value of the Premises that would be obtained in an arm’s length transaction between an informed and willing buyer (other than a lessee currently in possession) and an informed and willing seller, under no compulsion, respectively, to buy or sell, and neither of which is related to Landlord or Tenant, for the purchase of the Premises taking into account Tenant’s rights (including renewal rights) and obligations under the Lease. Fair Market Value shall be calculated as the value for the use of the Premises to be purchased in place.

Hazardous Substances. The term “Hazardous Substances” shall have the meaning ascribed thereto in Section 8.3.4(a) of this Lease.

Improvements. The term “Improvements” shall have the meaning ascribed thereto in Section 6.3.1 of this Lease.

Investment Grade. The term “Investment Grade” shall mean a rating of Baa2 from Moody and a rating of BBB from Standard & Poor’s without taking into account any credit or liquidity support.

Land. The term “Land” shall mean the parcel or parcels of land on portions of which the Building is situate, including all adjacent roadways, rights-of-way and alleys to the extent Landlord has an interest therein, all oil, gas and other mineral rights and all easements and other rights appurtenant to such real property, being commonly known as 1901 Market Street, Philadelphia, Pennsylvania, and being legally described on Exhibit A attached hereto and made a part hereof.

Landlord. The term “Landlord” shall mean that entity named on page 1 of this Lease and any subsequent owner of such Landlord’s interest in the Premises, as well as their respective heirs, personal representatives, successors and assigns, all subject to the provisions of Section 9.6 and Section 23 hereof.

Landlord Parties. The term “Landlord Parties” shall have the meaning ascribed thereto in Section 5.1 of this Lease.

Lease Commencement Date. The term “Lease Commencement Date” shall have the meaning ascribed thereto in Section 3.1 of this Lease.

Lease Interest Rate. The term “Lease Interest Rate” shall mean the lesser of (A) the greater of (i) the Prime Rate in effect from time to time plus two and one-half percent (2.5%), or (ii) the default rate charged to Landlord by Landlord’s mortgagees, solely if and to the extent that Landlord has become obligated to pay such default rate during the period in question by reason of Tenant’s nonpayment of any sum owing under this Lease, or (B) the maximum amount or rate that Landlord may lawfully charge Tenant in the circumstances if such a maximum exits.

Major Improvements. The term “Major Improvements” shall have the meaning ascribed thereto in Section 6.2 of this Lease.

Market Rental Rate. The term “Market Rental Rate” shall have the meaning ascribed thereto in Section 3.3 of this Lease.

Minimum Rent. The term “Minimum Rent” shall have the meaning ascribed thereto in Section 4. 1 of this Lease.

NAIC Capital Adequacy Ratio. The term “NAIC Capital Adequacy Ratio” shall mean the comparison of Total Adjusted Capital to Risk Based Capital as determined in accordance with the methodology established by the National Association of Insurance Commissioners (NAIC).

Permitted Alterations. The term “Permitted Alterations” shall have the meaning ascribed thereto in Section 6.1 of this Lease.

Person. The term “Person” shall mean an individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, nonincorporated organization or government or agency or political subdivision thereof.

Permitted Use. The term “Permitted Use” shall mean, with respect to the Office Space, use for any lawful office purposes consistent with use as a first class commercial office building (including, without limitation, use for service areas attendant to such uses, such as, without limitation, mail rooms, computer rooms, photocopy centers and cafeterias), and shall mean, with respect to the Garage Space, any lawful use as a parking garage, and for no other purposes.

Premises. The term “Premises” shall mean the Land, the Building, all other improvements located upon the Land and all items of personal property conveyed to Landlord on the Lease Commencement Date, as such items of personal property may be modified, supplemented or replaced with items having a like or similar function during the Term by Tenant; provided, however, that for purposes of Sections 2.2 (Use), 4.5 (Use and Occupancy Tax and Miscellaneous Taxes), 4.8 (Net Rent), 5 (Taxes; Utilities), 6.3 (Manner of Construction), 6.6 (Utilities), 7 (Care of Premises), 8 (Other Covenants of Tenant), 12 (Indemnity) and 13 (Insurance) of this Lease, the term ‘Premises” shall also include Excluded Fixtures.

Prime Rate. The term “Prime Rate” shall mean the reference rate of interest as announced by Citibank, New York or its successor; if such reference rate is discontinued or no longer quoted, then such comparable rate as Landlord reasonably designates by notice to Tenant.

Renewal Term. The term “Renewal Term” shall have the meaning ascribed thereto in Section 3.2 of this Lease.

Service. The term “Service” shall have the meaning ascribed thereto in Section 5.6 of this Lease.

Taxes. The term “Taxes” shall have the meaning ascribed thereto in Section 5.1 of this Lease.

Term. The term “Term” shall have the meaning ascribed thereto in Sections 3.1 and 3.2 of this Lease.

Termination Date. The term “Termination Date” shall have the meaning ascribed thereto in Section 3.1 of this Lease.

Unallocated Reserves. The term “Unallocated Reserves” shall mean the excess of assets over liabilities of the Tenant, determined in accordance with Generally Accepted Accounting Principles.

2. Premises; Use.

2.1 Premises. Landlord, for the Term (as hereinafter defined) and subject to the provisions and conditions hereof, leases to Tenant, and Tenant hereby leases and rents from Landlord, the Premises.

2.2 Use. Tenant shall not use or occupy, or permit or suffer to be used or occupied, the Premises or any part thereof, other than for the Permitted Use.

2.3 Tenant’s Acceptance. Concurrently with the execution of this Lease, Tenant has conveyed fee title to the Premises to Landlord. Tenant is fully knowledgeable of the state of title and physical condition of the Premises because of its prior ownership and continuing occupancy. In addition, Landlord has made the Premises available for Tenant’s inspection and testing, and Tenant has heretofore inspected and tested same to the extent and as often as Tenant deemed necessary. Tenant hereby leases the Premises, and accepts them, “as is,” in their present title and condition with all faults, as a result of Tenant’s prior knowledge and whatever inspecting and testing Tenant deemed necessary, and not as a result of or in reliance upon any representation or warranty of any nature whatsoever by Landlord, or any employee or agent of Landlord. Landlord HAS NOT MADE AND SHALL NOT BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AND SHALL NOT BE DEEMED TO HAVE ANY LIABILITY WHATSOEVER AS TO THE VALUE, HABITABILITY, CONDITION, DESIGN, OPERATION OR FITNESS FOR USE OF THE PREMISES (OR ANY PART THEREOF), OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PREMISES (OR ANY PART THEREOF) AND LANDLORD SHALL NOT BE LIABLE FOR ANY LATENT, HIDDEN OR PATENT DEFECT THEREIN OR THE FAILURE OF THE PREMISES, OR ANY PART THEREOF, TO COMPLY WITH ANY APPLICABLE LAWS AND REGULATIONS. The provisions of this Section 2.3 have been negotiated and, except to the extent otherwise expressly stated, the foregoing provisions are intended to be a complete exclusion and negation of any representations or warranties by Landlord, express or implied, with respect to the Premises, that may arise pursuant to any law now or hereafter in effect, or otherwise.

3. Term.

3.1 Basic Term. The basic term of this Lease (the “Basic Term” shall commence on the date hereof (the “Lease Commencement Date” and shall continue until November 1, 2023 (the “Termination Date”), unless renewed or sooner terminated in accordance with the terms and conditions herein set forth.

3.2 Renewal Options. Provided no Event of Default exists hereunder at the time of notice and renewal, Tenant shall have the right to extend the Basic Term of this Lease for four (4) successive five (5) year renewal terms (each a “Renewal Term”), which right shall be exercisable in each instance by Tenant giving written notice thereof to Landlord at least two (2) years and five (5) months prior to the expiration of the then current Term. Each Renewal Term shall be on the same terms and provisions set forth in this Lease, except that Minimum Rent (defined in Section 4.1) shall be the Market Rental Rate established in accordance with Section

3.3 below. The word “Term” as used in this Lease shall include the Basic Term and each Renewal Term which becomes effective under this Section 3.2. At Tenant’s option, at or about the commencement of each Renewal Term, Landlord and Tenant shall execute and record in the Philadelphia Department of Records at Tenant’s expense a memorandum in statutory form confirming the Term of this Lease.

3.3 Market Rental Rate. If Tenant properly elects to extend the Term of this Lease for a Renewal Term in accordance with Section 3.2 above, Minimum Rent for such Renewal Term shall be the then current Market Rental Rate, determined as follows: For purposes hereof “Market Rental Rate” shall be the appraised fair market rental value of the Premises as constituted as of the commencement of such Renewal Term, assuming the Premises are then in the condition required by this Lease, taking into account the location and condition of the Building as compared to comparable high rise office buildings in the Market Street West Corridor of Philadelphia, Pennsylvania for a five (5) year term entered into at or about the commencement of the Renewal Term by a landlord not compelled to lease (and who has had a reasonable time to locate an acceptable tenant) and a tenant not compelled to rent, and appropriately adjusted (i) to reflect the fact that Landlord is not incurring the cost of any brokers’ commissions, loss of rental income due to vacancy of the Premises or construction allowances, “free rent” or other tenant inducements in connection with the renewal, (ii) to reflect the fact that Tenant is continuing to lease and possess the entire Building, and (iii) to take into account the “triple net” nature of this Lease; provided that in all cases Minimum Rent for any Renewal Term shall be greater than zero. During the first thirty (30) days following Tenant’s notice to Landlord electing to extend the Term for a given period, Landlord and Tenant shall confer reasonably and in good faith to attempt to agree upon the Market Rental Rate for the Renewal Term in question, and in the absence of such agreement, Market Rental Rate shall be established by the Appraisal Procedure. Notwithstanding anything to the contrary elsewhere in this Section 3, within fourteen (14) days after receipt of notice of the Market Rental Rate established by the Appraisal Procedure pursuant to the terms of this Section 3.3, Tenant may elect, by delivering written notice to Landlord, to rescind Tenant’s option to extend the Term for the Renewal Term in question, in which event Tenant’s exercise of its renewal option pursuant to Section 3.2 shall be null and void and the Term shall end absolutely and without right of further renewal as of the last day of the then current Term. If Tenant fails to rescind Tenant’s option to extend within such fourteen (14) day period, Tenant shall be deemed to have accepted the determination of Market Rental Rate.

4. Rent.

4.1 Minimum Rent. Annual minimum rent for the Premises (“Minimum Rent”) for the Basic Term shall be as set forth on the rent schedule attached hereto as Exhibit B and made a part of this Lease. All Minimum Rent shall be payable in monthly installments in arrears in the amounts and on the dates scheduled in Exhibit B without demand, deduction or set-off, in the manner described in Section 4.9 hereof or, if requested by Landlord in a written notice to Tenant delivered in accordance with Section 18 of this Lease, at Landlord’s notice address set forth in Section 18 below, or at such other address as Landlord may designate for the payment of Rent by written notice to Tenant delivered in accordance with said Section 18.

4.2 Partial Month. Minimum Rent from the Lease Commencement Date until the first day of December, 1998 shall be prorated (on the basis of a thirty (30) day month) and shall be payable in arrears on December 1, 1998.

4.3 Rent Acceptance. If Landlord, at any time or times, shall accept Minimum Rent or any other sum due to it hereunder after the same shall become due and payable, such acceptance shall not excuse delay upon subsequent occasions, or constitute, or be construed as, a waiver of any of Landlord’s rights hereunder.

4.4 Partial Payment. No payment by Tenant or receipt by Landlord of a lesser amount than the correct Minimum Rent or Additional Rent due hereunder shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law provided.

4.5 Use and Occupancy Tax and Miscellaneous Taxes. Tenant shall pay as Additional Rent, prior to delinquency, all taxes assessed against or levied upon the Premises, Tenant’s use, occupancy or leasing of the Premises or upon the fixtures, furnishings, equipment and all personal property of Tenant located in the Premises. In addition, Tenant shall pay as Additional Rent all Philadelphia School District Business Use and Occupancy Tax applicable to Tenant and the Premises (if any) within the time required by the City of Philadelphia and the gross receipts portion of the Business Privilege Tax imposed by the City of Philadelphia or any other gross receipts tax imposed by any governmental agency on Landlord.

4.6 Additional Rent. Tenant shall pay to Landlord, or to whomever shall be entitled thereto, any and all Additional Rent when due. All sums payable by Tenant under this Lease, whether or not stated to be rent, Minimum Rent or Additional Rent or otherwise denominated (hereinafter collectively referred to as “Rent”), shall be collectible by Landlord as Rent and in the event of a default in payment thereof Landlord shall have the same rights and remedies as for a failure to pay Minimum Rent (without prejudice to any other right or remedy available therefor).

4.7 Interest on Late Payments; Late Charge. If any payment of Rent (including. without limitation, all Minimum Rent and all Additional Rent) or any part thereof to be made by Tenant to Landlord pursuant to the terms of this Lease shall become overdue, Tenant shall pay Landlord interest on the unpaid portion thereof from the date such payment or part thereof was due until payment thereof to Landlord, at the Lease interest Rate. Nothing herein or in the imposition or acceptance of such interest by Landlord shall be construed as a waiver of any rights of Landlord arising out of any Default of Tenant; the right to collect interest is separate and apart from any rights or remedies of Landlord relating to any Default by Tenant. In addition to the foregoing and not in lieu thereof, if Minimum Rent is not paid within three (3) business days after Tenants receipt of Landlord’s notice to Tenant that it is due and unpaid, then Tenant shall also pay a late charge equal to the greater of (i) 2% of such late Minimum Rent or (ii) any late charge actually imposed on Landlord by Landlord’s mortgagee by reason of Tenant’s late payment. Any late charge paid by Tenant hereunder shall be credited against interest owing under the first sentence of this Section 4.7.

4.8 Net Rent. It is intended that the provisions of this Lease shall require Tenant to pay all costs and expenses attributable to the Premises during the Term, including without limitation, all real estate taxes, special and general assessments, insurance premiums, utilities and maintenance and repair costs and expenses. It is intended that (a) Landlord shall incur no cost or expense with respect to the Premises during the Term, and (b) the Minimum Rent shall be an absolute net return to Landlord and Landlord’s mortgagees throughout the Term of this Lease, without abatement, offset or deduction and free of all expenses, charges, diminution and other deductions whatsoever.

4.9 Manner of Payment. Tenant shall pay Rent due Landlord under this Lease by electronic funds transfer from Tenant’s depository. Tenant shall direct the depository to transmit such payments on or before their respective due dates to an account designated by Landlord in writing. All costs of the electronic funds transfers shall be paid by Tenant.

5. Taxes; Utilities.

5.1 Taxes Payable by Tenant. Subject to Section 4.5 and Section 5.5 hereof, Tenant shall pay when due and indemnify, defend (with counsel reasonably satisfactory to Landlord) and hold harmless Landlord, Landlord’s mortgagees and their respective agents, employees, officers, directors, Affiliates, shareholders, members and partners (the “Landlord Parties” from and against all taxes, general and special assessments, excises, levies, license and permit fees and other governmental charges, general or special, ordinary or extraordinary, unforeseen or foreseen, of any kind and nature whatsoever (including without limitation all penalties and interest thereon) which at any time during the Term may be assessed, levied, imposed upon, or grow or become due and payable out of or in respect of, the Premises or any part thereof, or which Landlord is required to pay as a substitute for one or more of the taxes required by this Lease to be paid by Tenant (all of the foregoing are sometimes herein collectively called “Taxes”). Landlord agrees to execute such documentation as Tenant may reasonably request in order to cause taxing authorities to issue tax bills directly to Tenant.

5.2 Installment Payment. If, by law, any Tax, at the option of the taxpayer, may be paid in installments, Tenant may exercise the option to pay the same in installments and, in such event, Tenant shall pay such installments arid all interest which shall accrue on the unpaid balance of such Tax as it becomes due. In addition, all installments of any such Tax and all interest thereon which are payable after the end of the Term shall be deposited, prior to the end of the Term, by Tenant with Landlord for such payment; provided, that to the extent that the Tax being so paid in installments applies to any period after the end of the Term, the amount so deposited with Landlord shall be prorated to exclude payment of any portion of such Tax applicable to the period following the end of the Term.

5.3 Proration. Any Tax assessed on the basis of a fiscal or tax period of the relevant taxing authority, a part of which period is included within the Term and a part of which falls after the Term, shall be prorated between Landlord and Tenant so that Tenant shall pay such portion of said Tax as applies to the Term, and Landlord shall pay such portion of said tax as applies to the period after the expiration of the Term.

5.4 Contests. So long as (x) no Event of Default shall have occurred and be continuing and (y) such contest does not create any material risk of the sale, loss or forfeiture of the Premises or any other material adverse effect upon Landlord, Tenant shall have the right to contest, at Tenant’s expense, the amount or validity, in whole or in part, of any Tax, by appropriate proceedings diligently conducted by Tenant in good faith, without prior payment of such Tax, unless failure to pay would operate as a bar to such contest or interfere materially with the prosecution thereof, in either of which latter events Tenant shall pay the Tax prior to contesting same. Upon the termination of such proceedings, Tenant shall pay such amount of any such Tax or part thereof as is finally determined in such proceedings, the payment of which, pursuant to the foregoing provisions of this Section, shall have been deferred during the prosecution of such proceedings, together with all costs, fees, interest, penalties and other liabilities in connection therewith. If the Term of this Lease shall be terminated or expire during the course of such proceedings, and if Tenant, pursuant to the foregoing provisions, shall have deferred payment of the contested Tax, then Tenant may elect, prior to such termination or expiration of the Term, in its sole discretion either (i) to deposit into escrow with a bank or financial institution reasonably acceptable to Landlord the full amount of the contested Tax and all interest and penalties attributable to such deferred payment, and proceed to the conclusion of the contest, or (ii) to duly terminate such proceedings and pay to the appropriate taxing authorities the full amount of such Tax and all interest and penalties attributable to such deferred payment. Upon request by Tenant and at Tenant’s sole cost and expense, Landlord, subject to the reasonable approval of Landlord’s counsel, shall execute and deliver any and all documents and take any and all such other action as may be necessary to permit Tenant to bring such proceedings in Tenant’s name or by Tenant on behalf of Landlord and otherwise shall facilitate the conduct of such proceedings by Tenant. Any refunds of Taxes paid by Tenant resulting from such contest by Tenant and attributable to any period occurring prior to or during the Term shall be payable to Tenant, even if received after the end of the Term.

5.5 Taxes Not Payable by Tenant. Nothing herein contained shall be construed to require Tenant to pay (a) any federal, state or local net income tax (including the net income portion of the Business Privilege Tax imposed by the City of Philadelphia) assessed on or in respect of the general income of Landlord or the Landlord Parties or (b) any federal, state or local corporation or other franchise, license, mercantile, business privilege or similar tax (except the gross receipts portion thereof) assessed against or payable by Landlord or the Landlord Parties.

5.6 Evidence of Payment; Compliance. Tenant shall furnish to Landlord and Landlord’s mortgagee of which Landlord has given Tenant notice for inspection within ten days after the date when any Tax would become delinquent, a photocopy of the official receipt of the appropriate taxing authority, or, in lieu thereof, other proof reasonably satisfactory to Landlord evidencing payment of such Tax. Tenant shall be responsible for compliance with all Taxes for which it is responsible hereunder. If any such Taxes are required to be filed in the name of Landlord or Landlord mortgagee, then Tenant shall prepare such return and deliver it to Landlord and to a single entity designated by Landlord to service such matters (the “Service”) and Landlord’s mortgagee, for review and signature at least 30 days before the due date thereof. If Tenant shall timely deliver any such return to Landlord but Landlord shall fail to deliver the duly executed return to Tenant at least one (1) Business Day prior to the due date of such return, then Landlord shall pay to Tenant within thirty (30) days after billing any interest or penalty assessed as a result of the late filing of such return and attributable to the period commencing on the date on which the return was required to be filed and ending on the date which is one (1) business day after Tenant receives such return, properly executed, from the Service.

5.7 Forwarding of Bills. Landlord shall, promptly upon receipt of a bill for any Tax, or notice of assessment or reassessment, or notice of increase, or other change therein, forward the same to Tenant. Tenant may make arrangements with the taxing authorities for the transmission of bills and notices simultaneously to Landlord and Tenant.

5.8 Utility Charges. Tenant shall pay as Additional Rent hereunder to the person entitled thereto, before any interest or penalty shall accrue thereon, all water and sewer rentals and charges and all charges for gas, electricity, telephone and communication services and other utility services used, rendered or consumed upon the Premises during the Term. Promptly after payment thereof, Tenant shall provide Landlord with receipted copies of all water and sewer bills.

6. Improvements.

6.1 Permitted Alterations. Tenant may, at its expense and without Landlord’s consent make alterations, additions or improvements to the Premises, or install or add Excluded Fixtures to the Premises which do not (a) decrease the value, utility, useful life or residual value of the Premises (the value and residual value of the Premises for purposes hereof shall be determined as unencumbered by this Lease) and (b) cost more than $4,500,000.00 to complete either as a single project or as a series of related projects (“Permitted Alterations”); provided, however, that as to each Permitted Alteration costing more than $500,000.00 to complete, Tenant shall give Landlord notice thereof and, upon Landlord’s request, shall submit to Landlord such plans, specifications and other materials as Landlord may reasonably request detailing the nature and scope of the Permitted Alteration; and provided further, however, that Tenant may install furniture and office equipment in the Premises, regardless of the cost thereof, without notice to or approval by Landlord, unless such furniture and office equipment materially and adversely affect the heating, ventilating, air-conditioning, plumbing, electrical or communication systems in the Building or the structural components of the Building.

6.2 Major Improvements. Tenant shall not construct any alterations, additions or improvements to the Premises which are not Permitted Alterations (collectively, “Major Improvements”) unless and until, in each instance, Tenant shall have submitted to Landlord such plans, specifications and other materials as have been submitted for permitting or as Landlord may reasonably request, and Landlord shall have approved the same, which approval Landlord agrees not to unreasonably withhold, condition or delay so long as such Major Improvement does not decrease the value, utility, remaining useful life or residual value of the Premises (the value and residual value of the Premises for purposes hereof shall be determined as unencumbered by this Lease). Without limiting the generality of the foregoing, whenever Tenant shall submit plans and/or specifications respecting a Major Improvement to Landlord for review and approval, Landlord shall give Tenant written notice either approving same or disapproving same and stating in reasonable detail the reasons for any disapproval within thirty (30) days after Landlord’s receipt thereof. If Landlord notifies Tenant within ten (10) Business Days after receipt of all plans and specifications of its need for additional time to complete such review and approval, then the period for such review and approval shall be extended to sixty (60) days. Tenant agrees to pay to Landlord as Additional Rent hereunder all of Landlord’s reasonable out-of-pocket costs and expenses in connection with its approval right over any Major Improvement including, but not limited to, Landlord’s review of plans, specifications or other materials provided to Landlord by Tenant.

6.3 Manner of Construction.

6.3.1 All Permitted Alterations and Major Improvements (collectively, “Improvements”) hereafter constructed upon the Premises shall be constructed by Tenant, without expense to Landlord, in a good and workmanlike manner, employing new materials, and in compliance with Landlord-approved plans and specifications therefor (if approval is required) and all applicable permits, laws, ordinances and regulations and orders, rules and regulations of all governmental authorities having jurisdiction over the Premises and the Board of Fire Insurance Underwriters or any other body exercising similar functions, and in compliance with the terms and conditions of this Lease.

6.3.2 Prior to the commencement of construction of any Permitted Alterations or Major Improvement, Tenant shall duly file a waiver of mechanics’ liens covering all contractors, subcontractors, materialmen and other persons who might be entitled to file a mechanics’ lien.

6.3.3 If such Improvement is a Major Improvement and Tenant’s credit rating is less than Investment Grade at the lime such Improvement is proposed, then prior to commencement of work for such Major Improvement Tenant shall deliver to Landlord such security as Landlord may reasonably request to assure completion of such Major Improvement and payment of all costs and expenses in connection therewith.

6.4 Title to Improvements.

6.4.1 Except to the extent otherwise expressly provided herein, upon the completion of construction of each Permitted Alteration or Major Improvement, such Permitted Alteration or Major Improvement shall automatically be deemed included within the Premises for purposes of this Lease. Title to nonseverable Improvements, Improvements required by law or the insurance required to be maintained hereunder, improvements financed by Landlord or Improvements replacing existing Improvements shall vest with Landlord when made and title to any other improvements shall remain in Tenant during the Term of this Lease. Notwithstanding the foregoing, title to all portions of Permitted Alterations or Major Improvements which constitute Excluded Fixtures shall remain in Tenant during the Term of this Lease.

6.4.2 Notwithstanding the foregoing, upon any termination of this Lease or termination of Tenant’s right of possession of the Premises, possession of and title to the Improvements not previously vested in Landlord, in the condition in which Tenant is obliged to maintain the Improvements pursuant to the provisions of this Lease and title to any Excluded Fixtures which Landlord has not requested be removed from the Premises and which Tenant has elected not to so remove, shall automatically pass to, vest in and belong to Landlord without further action on the part of either party, without cost or charge to Landlord.

6.5 End of Base Term Major Improvements.

6.5.1 In the event that during the last five (5) years of the Base Term, Tenant desires to make Major Improvements to the Premises, either voluntarily or in order to comply with Tenant’s obligations under Sections 7.2, 7.3, 8.1, 8.3 and 17.1 of this Lease, Tenant may, concurrently with Tenant’s request for Landlord’s approval of such Major Improvements under Section 6.2 of this Lease, request that Landlord reimburse Tenant for the cost of such Major Improvements, which request for reimbursement shall be supported by such reasonable documentary evidence as Landlord may request supporting the fact that such Major Improvements (a) upon completion, will increase the Fair Market Value of the Premises over the Fair Market Value of the Premises without such Major Improvements, (b) upon the scheduled termination date of the Base Term, will continue to increase the Fair Market Value of the Premises over the Fair Market Value of the Premises without such Major Improvements and (c) do not decrease the utility or useful life of the Premises. At the time of such request for approval and reimbursement, Tenant shall also provide Landlord reasonable evidence that Tenant’s credit rating is Investment Grade or better.

6.5.2 Notwithstanding anything to the contrary contained in Section 6.2 hereof, Landlord shall have the right to withhold its approval of Major Improvements described in Section 6.5.1 in its sole and absolute discretion; provided, however that if Landlord withholds its approval of such Major Improvements, Landlord shall be deemed to have waived any right to claim that Tenant has failed to comply with the terms of this Lease by reason of not making such Major Improvements; provided, however, that if such Major Improvements are required in order for Tenant to comply with Section 7.3 hereof, or to prevent the Premises from being manifestly unsafe, Landlord shall not unreasonably condition, delay or withhold its approval and Tenant shall make such Major Improvements at its sole cost and expense even if Landlord does not agree to reimburse Tenant therefor.

6.5.3 In the event Landlord approves Major Improvements and Tenant’s request for reimbursement under Section 6.5.1, such Major Improvements shall be completed in accordance with Section 6.3 hereof. If Landlord has approved Tenant’s request for reimbursement, upon completion of such Major Improvements, Landlord shall promptly reimburse Tenant an amount (the “Reimbursement”) equal to the lesser of (a) the cost of such Major Improvements, which cost shall be evidenced by documentation reasonably satisfactory to Landlord, and (b) the increase in the Fair Market Value of the Premises (as described in Section 6.5.1(a) hereof) as agreed by Landlord and Tenant within thirty (30) days after completion of such Major Improvements or, in the absence of such agreement, as determined by the Appraisal Procedure.

6.5.4 On the date on which Landlord makes the Reimbursement to Tenant, Minimum Rent for the remainder of the Base Term shall be increased by an amount equal to (a) Landlord’s Recovery (as hereinafter defined) plus (b) Landlord’s Return (as hereinafter defined) on the portion of the Reimbursement which is not repaid to Landlord through Landlord’s Recovery. “Landlord’s Recovery” for the remainder of the Base Term after the Reimbursement shall be calculated as follows:

re=a-rv

rlp

where:

re	=	Landlord’s Recovery

a	=	amount of the Reimbursement

rv	=	estimated remaining increase in the Fair Market Value of the Premises on the date of expiration of the Base Term as a result of such Major Improvement, as agreed by Landlord and Tenant or as determined by the Appraisal Procedure, if Landlord and Tenant are unable to agree; and

rlp	=	the number of scheduled Minimum Rent payments remaining in the Base Term from and after the Reimbursement.

“Landlord’s Return” on the portion of the Reimbursement not repaid to Landlord through Landlord’s Recovery shall mean a reasonable rate of return on investment typical of similar financing transactions. Landlord shall be deemed to have recovered portions of the Reimbursement as it receives Minimum Rent payments from and after the Reimbursement.

6.5.5 The increase in the Fair Market Value of the Premises as a result of Major Improvements under this Section 6.5 shall be taken into consideration in determining the Market Rental Rate during any Renewal Term.

6.5.6 The obligation of Landlord to reimburse Tenant for Major Improvements under Section 6.5.3 of this Lease shall be enforceable by Tenant only by an action for damages, and the failure of Landlord to pay the Reimbursement shall not affect the nature of this Lease as described in Section 4.8 or Section 24, or the obligations of Tenant under this Lease, including, without limitation, the obligation of Tenant to pay Rent.

6.6 Utilities. Tenant may contract directly with all providers of utilities for the provision of utilities services to the Premises, the bills for all of which utilities shall be sent directly to Tenant by each respective provider and paid by Tenant directly to the provider in a timely fashion. Landlord hereby grants to Tenant with respect to utilities serving the Premises, the exclusive tight, privilege and easement, at Tenant’s sole cost and expense, to install, maintain, repair and replace utility lines, pipes and conduits on and under the Premises which do not reduce the capacity thereof and which do not decrease the value, utility, useful life or residual value of the Premises. Landlord agrees not to unreasonably withhold, condition or delay its grant to public or private utilities or public service corporations, for the purpose of serving the Premises, rights of way or easements upon the Premises for lines or conduits for telephone, electricity, water, sanitary or storm sewers, and for other utilities and municipal or special district services, provided that same do not encumber the Premises in any unreasonable respect or materially interfere with or adversely affect in any manner the operation of the Premises or the reasonable use thereof and which do not reduce the capacity thereof and which do not decrease the value, utility, useful life or residual value of the Premises.

7. Care of Premises. Tenant agrees that it shall comply with the following requirements:

7.1 Access to Landlord.

7.1.1 Landlord and its authorized representatives may, at Landlord’s sole cost and expense, upon reasonable advance notice under the circumstances, but not more frequently than once every twelve (12) months, except (a) in the case of an emergency, (b) in the event Landlord has a reasonable basis to believe that Tenant is in default of its obligation under this Lease or (c) in connection with a potential sale or financing of the Premises, inspect, perform a risk assessment or audit (which may require multiple site visits) of the Premises other than any areas where proprietary or confidential information of Tenant is retained in the ordinary course of business; provided that if Landlord has a good faith reason to inspect such an area of the Premises, Tenant will use reasonable efforts to remove any such proprietary or confidential information from such area during such inspection. Landlord and its authorized representatives may also inspect, at Landlord’s expense, the books and records of Tenant relating directly and primarily to the Premises, and to make copies and abstracts therefrom, but only after material related to matters other than the Premises shall have been redacted therefrom. Tenant shall furnish to Landlord statements accurate in all material respects regarding the condition and state of repair of the Premises, all at such times and as often as may be reasonably requested. No inspection shall unreasonably interfere with Tenants operations or the operations of any other occupant of the Premises. Landlord shall have no duty to make any such inspection or inquiry and Landlord shall not incur any liability or obligation by reason of making any such inspection or inquiry unless and to the extent Landlord or its authorized representative cause damage to the Premises or any property of Tenant or any other person during the course of such inspection if such damage is not covered by the insurance required to be maintained by Tenant under Section 12.2 of this Lease. Tenant shall promptly provide Landlord with copies of any communications received by Tenant from any governmental authority relating to violation of laws applicable to the Premises; and

7.1.2 In addition to Landlord’s rights to inspect the Premises under Section 7.1.1 hereof, Tenant shall give Landlord access to the Premises at all reasonable times, upon reasonable prior notice under the circumstances and subject to compliance with Tenant’s reasonable security requirements (except that no prior notice shall be required in an emergency), to enable Landlord to show the Premises to prospective mortgagees, assignees and purchasers and to others having a legitimate interest therein (and to prospective tenants of the Premises as well during the two (2) year period prior to expiration of the Term if Tenant has not elected to renew).

7.1.3 At any time that an Event of Default (as hereinafter defined) shall have occurred and be continuing, or a notice, complaint, order or finding of violation or non-compliance with or liability under environmental laws shall have been issued with respect to the Premises, and once during the last twelve months of the Base Term or any Renewal Term, Landlord, after not less than five (5) Business Days’ prior written notice to Tenant, may cause to be performed an environmental audit or risk assessment of the Premises, or any portion thereof, and the then uses thereof. One audit or assessment may require multiple visits and testing procedures. Such an environmental audit or assessment shall be performed by a reputable, regionally recognized environmental consultant selected by Landlord and shall include a review of the uses of the Premises and an assessment of the possibility of violation or non-compliance of the same with environmental laws. Except in the case of an emergency, (a) the environmental audit shall be conducted during normal business hours and the environmental consultant shall use its reasonable efforts not to unreasonably interfere with the operations of Tenant and any subtenants, and (b) prior to commencing any such audit or assessment the environmental consultant shall deliver to Tenant evidence of reasonably adequate public liability insurance and an entry agreement in substantially the form of Exhibit D hereof. All reasonable costs and expenses actually incurred by Landlord in connection with such environmental audits or assessments shall be paid by Tenant within thirty (30) days after Tenant’s receipt of a reasonably detailed invoice for such services, if the audit or assessment is made as a result of an Event of Default or if an Environmental Default (as defined in Section 8.3.2 hereof) is revealed thereby. In all other cases, such costs shall be borne by Landlord.

7.2 Condition.

7.2.1 Tenant at its sole cost and expense shall maintain the Premises and each and every portion thereof and all fixtures and appurtenances thereto including, but not limited to, all structural elements, the heating, ventilating, air-conditioning, elevator, plumbing and electrical systems, roof, pavements, windows, ceilings, partitions, doors, lighting fixtures, switches, floor coverings, and improvements in good order, condition and repair during the Term of this Lease consistent with other office buildings of similar age in the Market Street West Corridor of Philadelphia, Pennsylvania. All repairs, replacements and alterations made by Tenant shall be at least sufficient to maintain, and otherwise Tenant shall maintain, the Premises in as good condition and repair as were the Premises at the beginning of the Term, reasonable wear and tear and casualty damage which is not Tenant’s obligation to repair excepted. Tenant shall not overload the electrical system serving the Premises or damage or deface the Premises nor commit any waste thereon. In addition, Tenant shall also at all times remove all unreasonable accumulations of dirt, rubbish, waste, and refuse from the Premises.

7.2.2 Landlord shall not be required to furnish any services or facilities or to make any repairs in or to the Premises. Tenant hereby assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Premises.

7.2.3 Landlord shall have the right to make repairs required by this Lease upon notice after Tenant’s failure to do so has become an Event of Default or in the case of an emergency in which Landlord reasonably concludes that such repair is necessary due to an immediate threat to the safety of the Building, its occupants, or nearby property or persons.

7.2.4 Tenant shall keep reasonably detailed books and records in accordance with generally accepted accounting principles, consistently applied, respecting all costs and expenses incurred by Tenant pursuant to this Section 7.2 or pursuant to Section 7.3, below, during the Term which are properly characterized as capital in nature (“Capital Costs”)

7.3 Compliance with Laws.

7.3.1 Tenant, at Tenant’s sole cost and expense, shall conform to, comply with and take any and all action necessary to avoid or eliminate any violation of all present and future laws, statutes, ordinances, orders, rules, regulations or requirements of any federal, state or municipal government, agency, department, commission, board or officer having jurisdiction, foreseen or unforeseen, ordinary or extraordinary, which shall be applicable to the Premises, or any part thereof, or to the use or manner of use thereof by any of the occupants thereof, or which shall be necessary in order for the Premises to comply with the requirements of any insurance company providing insurance pursuant to Article 13 of this Lease.

7.3.2 Without limiting the generality of Section 7.3.1 hereof, Tenant shall, at its sole cost and expense, within ninety (90) days after the Lease Commencement Date, implement and complete such measures as are necessary to cure all violations of applicable codes described in City of Philadelphia Department of Licenses and Inspections Certification Statement No. 53588 dated October 28, 1998. Upon completion of such cure, Tenant shall cause the Department of Licenses and Inspections to reinspect the Premises and to issue to Tenant a Certification Statement that there are no uncorrected code violations at the Premises, a copy of which Certification shall be promptly delivered to Landlord.

7.3.3 Without limiting the generality of Section 7.3.1 hereof, Tenant shall, at its sole cost and expense, cause the 3,000 gallon emergency generator underground storage tank to be removed from the Premises or otherwise cause such underground storage tank to be in compliance with the requirements of Pennsylvania Act 32 (P.L. 169) of 1989, the State Storage Tank and Spill Prevention Act and 25 PA. Code Chapter 245, Subchapter E, Technical Standards for Underground Storage Tanks. Tenant acknowledges and agrees that as between Landlord and Tenant, Tenant shall bear the sole responsibility, liability and risk with respect to such underground storage tank and its compliance or noncompliance with applicable laws pursuant to Section 8 hereof.

7.4 Permits. Tenant shall procure and maintain all certificates, permits, licenses and authorizations required for the Premises and each part thereof, and any use of the Premises then being made, and for the lawful and proper conduct, operation and maintenance thereof.

7.5 Contest by Tenant. So long as no Event of Default shall have occurred and be continuing, Tenant shall have the right to contest, by appropriate proceedings diligently conducted in good faith, in the name of Tenant or Landlord or in the names of both of them, without cost or expense to Landlord, the validity or application of any law, ordinance, order, rule, regulation or requirement of the nature referred to in this Article, provided that such contest or the delay in conformance to or compliance with the same, attendant upon and pending the prosecution of such proceedings, shall not involve (i) a material risk of foreclosure, sale, forfeiture or loss of, or imposition of any lien on, any part of the Premises, (ii) a material risk of extending the ultimate imposition of such law, ordinance, order, rule, regulation or other requirement beyond the Term, (iii) a material risk of any material civil liability being imposed on or any risk of criminal liability being imposed on, Landlord, the Premises or Landlord’s mortgagees (unless, with respect to civil liability, there shall have been furnished indemnification reasonably satisfactory to each such party), (iv) a material risk of any material adjustment of, or material interference with, the use, possession or disposition of the Premises or (v) a material risk of reduction of the value, utility or remaining useful life (except to an immaterial extent) of the Premises. Tenant shall provide Landlord with notice of any contest of the type described above in detail sufficient to enable Landlord to ascertain whether such contest may have any material adverse effect of the types described in clauses (i) through (v) above. Upon request by Tenant and at Tenant’s expense, Landlord shall execute and deliver any and all such documents or instruments and shall take any and all such other action as shall be legally necessary or proper to permit Tenant so to contest the validity or application of any such law, ordinance, order, rule, regulation or requirement, or to facilitate the conduct of such contest by Tenant.

8. Other Covenants of Tenant.

8.1 Prohibited Uses. Tenant will not make or permit to be made any use of the Premises or any part thereof which would violate any covenants, conditions and restrictions of record or any of the covenants, agreements, terms, provisions and conditions of this Lease or which directly or indirectly is forbidden by law, ordinance or governmental regulation or which may be dangerous to life, limb or property.

8.2 Mechanics’ Liens. Tenant shall not suffer or permit any mechanic’s lien or other lien to be filed against the Premises or the interest of Landlord or Tenant in the Premises by reason of work, services or materials supplied to Tenant, the Premises, or any part thereof. If any such lien shall be filed at any time, Tenant shall promptly, and, so long as there is no risk of forfeiture of title to the Premises, in any event within sixty (60) days after the filing thereof, cause the same to be discharged of record, provided, so long as there is no risk of forfeiture of title to the Premises, if Tenant shall within such sixty (60) day period bond such lien with a responsible surety company reasonably acceptable to Landlord, Tenant may thereafter contest the amount or validity of any such lien by appropriate proceedings, diligently prosecuted so long as such proceedings do not create any material risk of sale, forfeiture or loss of the Premises, and such contest shall defer for its duration Tenant’s duty hereunder to discharge the same. Upon request by Tenant and at Tenant’s expense, Landlord shall execute and deliver any and all such documents or instruments, and shall take any and all such other action as shall be necessary or proper to permit Tenant to bring such proceedings in Tenant’s or Landlord’s name, or in the names of both of them, or otherwise to facilitate the conduct of such proceedings by Tenant.

8.3 Hazardous Substances.

8.3.1 Tenant’s Representations. Warranties and Covenants.

(a) Representation and Warranty Tenant represents, warrants and covenants that (i) it will not bring, generate, treat, store, use, dispose or permit the release of Hazardous Substances (as hereinafter defined) at the Premises, (ii) it shall at all times comply with all Environmental Laws (as hereinafter defined), including obtaining and complying with all necessary permits under Environmental Laws and shall cause the Premises to so comply, (iii) Tenant will keep the Premises free of any lien imposed pursuant to any Environmental Laws and (iv) Tenant shall not install any underground storage tanks or above ground storage tanks without prior written disclosure to and prior written consent of Landlord. Notwithstanding the foregoing, Landlord acknowledges that Tenant’s use and occupancy of the Premises shall entail the use and storage upon the Premises of certain materials and substances which are Hazardous Substances but which are commonly employed in the use and operation of commercial office properties such as the Premises (such as, without limitation, cleaning solvents and typewriter correction fluid) and Landlord agrees that Tenant shall not be deemed in breach of the foregoing representation and warranty by reason of the presence or use upon the Premises of such substances, so long as Tenant uses, stores and disposes thereof in accordance with applicable Environmental Laws.

(b) Termination, Cancellation, Surrender. At the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord free of any Environmental Defaults (defined below) and in compliance with all Environmental Laws.

8.3.2 Environmental Defaults.

(a) The generation, treatment, storage, use, disposal, presence. release, spill or discharge of a Hazardous Substance under, within or from the Premises in violation of Environmental Laws or any other violation of any Environmental Laws relating to the Premises, or any breach of any of Tenant’s environmental representations, warranties and covenants shall constitute an “Environmental Default”.

(b) Tenant shall give to Landlord immediate verbal and follow up written notice of any Environmental Default, and Tenant covenants to promptly investigate, clean up and otherwise remediate any Environmental Default at Tenant’s sole cost and expense; such investigation, clean up and remediation to be performed in accordance with all Environmental Laws and to Landlord’s reasonable satisfaction. In the event Tenant fails to promptly undertake such investigation, clean up and remediation of any Environmental Default in accordance with all Environmental Laws, then Landlord may, upon at least ten (10) days prior written notice to Tenant (except no prior notice shall be required in case of an emergency), enter the Premises and commence to do so, the cost of which shall be reimbursed by Tenant to Landlord as Additional Rent hereunder within thirty (30) days following Tenant’s receipt of Landlord’s bill therefor.

8.3.3 Indemnification. In addition to and without limiting Tenant’s indemnity under Section 12.1 hereof, Tenant shall indemnify, defend (with counsel reasonably approved by Landlord) and hold the Landlord Parties harmless from and against any and all claims, judgments, damages, penalties, fines, liabilities, losses, suits, administrative proceedings, costs and expenses of any kind or nature, known or unknown, contingent or otherwise, which arise out of or are in any way related to an Environmental Default (including, but not limited to, diminution of value of the Premises, reasonable attorney, consultant, laboratory and expert fees and costs of remediation).

8.3.4 Definitions.

(a) “Hazardous Substances” means, (i) asbestos and any asbestos containing material and any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Laws or any applicable laws or regulations as a

“hazardous substance”, “Hazardous Material”, “hazardous waste,” “infectious waste”, “toxic substance”, “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (ii) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources and (iii) petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by-product material), and medical waste.

(b) “Environmental Laws” collectively means and includes all present and future laws and any amendments thereto (whether common law, statute, rule, order, regulation or otherwise), permits, and other requirements or guidelines of governmental authorities applicable to the Premises and relating to the environment, health and safety and environmental conditions or to any Hazardous Substance (including, without limitation, CERCLA, 42 U.S.C. §9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §5101, et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251, et seq., the Clean Air Act, 33 U.S.C. §7401, et seq., the Clean Air Act, 42 U.SC. §41, et seq., the Toxic Substances Control Act. 15 U.S.C. §2601-2629, the Safe Drinking Water Act, 42 U.S.C. §300f-300j, the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §1101, et seq., and any so-called “Super Fund” or “Super Lien” law, any law requiring the filing of reports and notices relating to hazardous substances, environmental laws administered by the Environmental Protection Agency, and any similar state and local laws and regulations, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety).

8.4 Merger. Tenant will not enter into any transaction of merger or consolidation or any commitment with respect thereto without Landlord’s prior written consent, except in situations which meet all of the following criteria: (i) no Event of Default has occurred and is continuing under this Lease and the transaction will not cause an Event of Default under this Lease; (ii) the resulting corporation is organized and existing under the laws of the United States of America or any state or the District of Columbia; (iii) the transaction has received approval of the Pennsylvania Insurance Department; (iv) the resulting corporation is engaged in a line of business that is substantially similar or complementary to Tenant’s business; (v) the resulting corporation will have and maintain Unallocated Reserves sufficient to pay claims and administrative expenses for 1.5 months, and maintain an NAIC Capital Adequacy Ratio in excess of Company Action Level (as defined by NAIC); and (vi) the resulting corporation will execute and deliver to Landlord an agreement in form and substance reasonably acceptable to Landlord in which the resulting corporation assumes the due and punctual performance of each and every covenant and condition of Tenant contained in this Lease.

8.5 ERISA.

8.5.1 Tenant represents and warrants to Landlord that, as of the date of this Lease and throughout the Term of this Lease:

(a) the assets of the Tenant do not constitute “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 because one or more of the following circumstances is true:

(i) Equity interests in Tenant are publicly offered securities within the meaning of 29 C.F.R. § 2510.3-101(b)(2);

(ii) Less than 25 percent of all equity interests in Tenant are held by “benefit plan investors” within the meaning of 29 C.F.R. § 2510.3-101(f)(2); or

(iii) Tenant qualifies as an “operating company”, “venture capital operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c), (d) or (e).

(b) As of the date of this Lease and throughout the Term of this Lease: (i) Tenant will not be a “governmental plan” within the meaning of § 3(32) of the Employee Retirement Income Security Act of 1974 (“ERISA”); and (ii) transactions by Tenant (or by Tenant’s direct or indirect owners, subsidiaries or affiliates) in connection with this Lease or the Premises will not be subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans (“State Investment Statutes”).

8.5.2 Tenant shall deliver to Landlord certifications or evidence from time to time during the Term of this Lease, as reasonably requested by Landlord in its sole discretion, that Tenant’s representations and warranties pursuant to this Section 8.5 remain true.

8.5.3 Tenant shall indemnify, defend and hold the Landlord Parties harmless from and against all loss, cost, damage and expense (including, without limitation, reasonable attorney’s fees and costs incurred in the investigation, defense and settlement of claims and losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Landlord’s sole discretion) that the Landlord Parties may incur as a result of a default under Section 8.5.1 or 8.5.2 above. This indemnity shall survive any termination, satisfaction or foreclosure of this Lease.

8.5.4 (a) Anything in Section 9 hereof (Assignment or Sublease) or elsewhere in this Lease to the contrary notwithstanding, no sale, encumbrance, assignment or transfer of any direct or indirect interest in the Tenant or in the Premises (including, without limitation, a subleasehold interest) shall be permitted which would negate Tenant’s representations in this Section 8.5 or cause this Lease (or any exercise of Landlord’s rights under this Lease) to constitute a violation of any provision of ERISA or any State Investment Statutes, as determined in Landlord’s sole discretion.

(b) Anything in this Lease to the contrary notwithstanding, upon consummation of a sale, assignment or transfer of any direct or indirect interest in the Tenant or in the Premises (including, without limitation, a subleasehold interest, or the placing of any lien or encumbrance on the Premises), Tenant shall obtain from the proposed transferee or lienholder a representation to Landlord in form and substance satisfactory to Landlord that this Section 8.5 will be true after the transfer or would be true following a foreclosure of such lien, and further provided that any proposed lienholder agrees that any direct or indirect transfer of its lien or any interest therein will be governed by this Section 8.5.

9. Subletting and Assigning.

9.1 General Restriction.

9.1.1 Except as provided in Section 9.1.2 below, Tenant shall not assign this Lease or sublet all or any portion or portions of the Premises without first obtaining Landlord’s prior written consent thereto, which consent shall not be unreasonably withheld provided that all of the following conditions precedent are satisfied: (i) the business and operations of the proposed assignee or subtenant are consistent with the Class A character of the Building, (ii) the proposed assignee or subtenant intends to use the Premises for a Permitted Use, (iii) the proposed assignee or subtenant does not intend to use, store, generate or transport Hazardous Substances within the Building in violation of Tenant’s covenant contained in Section 8.3.1(a) above, (iv) no such assignee shall have the right to extend the term of this Lease unless Tenant remains primarily liable under this Lease, and no such sublessee shall have the right to extend the term of its sublease beyond the Basic Term or any Renewal Term, unless Tenant shall have extended the Term for the applicable Renewal Term, and (v) all of the conditions described in Section 9.1.3 hereof are satisfied. Tenant shall give Landlord written notice of any proposed assignment or subletting requiring Landlord’s consent, together with a statement of the essential terms of the assignment or subletting, and Landlord shall give Tenant notice within ten (10) business days following receipt of such request, either approving or denying the requested assignment or sublet and stating in reasonable detail the reasons for any denial.

9.1.2 Notwithstanding the foregoing, Tenant shall have the right to assign this Lease or sublet all or any portion of the Premises without Landlord’s prior written consent to (i) any organization resulting by merger or consolidation with Tenant or (ii) any organization succeeding to all or substantially all of the business and assets of Tenant (including by acquisition of stock sufficient to permit the acquiring entity to consolidate its financial statements or tax returns with those of Tenant for tax purposes) or (iii) any majority owned subsidiary of Tenant or (iv) any Affiliate of Tenant, provided that (x) Tenant notifies Landlord and Landlord’s mortgagee at least 15 days prior to any assignment or sublease and provides Landlord and Landlord’s mortgagee with a copy of such assignment or sublease at such person’s request and (y) all of the conditions described in Section 9.1.3 hereof are satisfied.

9.1.3 Any assignment of this Lease or subletting of all or any portion of the Premises under either Section 9.1 .1 and 9.1.2 hereof, whether or not Landlord’s prior consent thereto is required, shall be subject to the satisfaction of the following additional conditions precedent:

(a) at the time of such assignment or subletting no Event of Default shall have occurred and be continuing under this Lease;

(b) all obligations of Tenant under this Lease shall continue in full force and effect as obligations of a principal and not of a guarantor or surety, as though no assignment or sublease had been made;

(c) any assignment or sublease shall be subject and subordinate to this Lease and shall not contain terms inconsistent with this Lease, and if this Lease shall be terminated during the term of any assignment or sublease, Landlord shall have the right to (i) treat the assignment or sublease as canceled and repossess the subject space by any lawful means, or (ii) require such assignee to assume or sublessee to attorn to and recognize Landlord as its landlord under any such assignment or sublease.

(d) such assignment or sublease shall not result in any adverse tax consequences to Landlord;

(e) any assignee or sublessee shall not be insolvent or subject to bankruptcy proceedings at the time of such assignment or sublease, and shall be generally paying its debts as they become due, and no assignee or sublessee or the business it conducts shall bring ill repute onto Landlord; and

(f) in the case of an assignment of this Lease or subletting of the Premises under Sections 9.1.2(i) or 9.1.2(ii) hereof, all of the conditions described in Section 8.4 of this Lease shall have been satisfied.

9.1.4 This Lease shall not be mortgaged or pledged by Tenant, nor shall Tenant mortgage or pledge the interest of Tenant in and to the Premises or any portion thereof Any such mortgage or pledge shall be void. Nothing in this Section 9.1.4 shall preclude Tenant from granting security interests in, or entering into sale-leaseback, mortgage or other similar financing arrangements with respect to Excluded Fixtures, provided the foregoing do not result in any lien or encumbrance upon title to the Premises, this Lease or Landlord’s interest therein.

9.2 Rent Collection. If this Lease is assigned or if the Premises or any part thereof is sublet or occupied by a person or entity other than Tenant, Landlord may, after an Event of Default, collect Rent from the assignee, subtenant or occupant and apply the net amount collected to the Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of Tenant’s covenants contained in this Lease or the acceptance by Landlord of the assignee, subtenant or occupant as Tenant, or a release of Tenant from further performance by Tenant of the covenants of Tenant herein contained.

9.3 Liability of Assignee. Each assignee hereunder shall assume and be deemed to have assumed this Lease and shall be and remain liable jointly and severally with Tenant for all payments and for the due performance of all terms, covenants, conditions and provisions herein contained on Tenant’s part to be observed and performed.

9.4 Future Compliance. Any consent by Landlord hereunder shall not constitute a waiver of strict future compliance by Tenant of the provisions of this Section 9 or a release of Tenant from the full performance by Tenant of any of the terms, covenants, provisions, or conditions in this Lease contained.

9.5 Landlord’s Right to Assign. Landlord shall have the right to sell, transfer and assign all or any portion of its right, title and interest in and to the Premises, this Lease, or any other interest in Landlord, provided no transferee shall be a Competitor who is purchasing the interest for its own account (rather than for the account of a third party investor which is not a Competitor). Notwithstanding the preceding sentence, in the event Landlord’s mortgagee is a Competitor or an Affiliate of a Competitor, Landlord may nevertheless transfer its interest in the Premises or this Lease to Landlord’s mortgagee pursuant to a decree of foreclosure, deed in lieu of foreclosure or a transfer which is the result of an approved plan in bankruptcy or order of a bankruptcy court.

10. Further Assurances. Tenant, at its own cost and expense, will cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as Landlord or Landlord’s mortgagees reasonably may request from time to time in order to carry out more effectively the intent and purposes of this Lease and to establish, preserve and protect the title and interest of Landlord in the Premises and to create, maintain and protect or terminate or release Landlord’s mortgagees’ lien and security interest in the Premises. Landlord, at its own cost and expense, will cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as Tenant reasonably may request from time to time in order to carry out more effectively the intent and purposes of this Lease and to establish, preserve and protect the title and interest of Tenant in the Premises. No act requested to be undertaken or document or assurance requested to be executed and delivered by either party pursuant to this Section 10 shall have the effect of imposing obligations or restrictions upon the party undertaking such act or executing and delivering such document or assurance in addition to those already specifically set forth in this Lease. The forms of all writings requested to be executed by either party hereunder shall be reasonably acceptable to the executing party.

11. Fire or Other Casualty.

11.1 Casualty.

11.1.1 Restoration. In the event that any portion of the Premises shall be damaged or destroyed by fire or any other hazard, risk or casualty whatsoever (such damaged or destroyed portion of the Premises being herein called the “Damaged Improvements”) then Tenant shall give immediate notice thereof to Landlord, and shall, as soon as reasonably possible, at Tenant’s cost and expense, restore, replace and repair the Damaged improvements regardless of whether insurance proceeds are available to pay all or part of the cost thereof. All available insurance proceeds payable on account of the Damaged Improvements shall be made available to Tenant to pay for the cost of such work in accordance with the terms of Section 11.3 below. Such work by Tenant shall be performed pursuant to plans and specifications which shall be subject to Landlord’s prior approval, which Landlord agrees not to unreasonably withhold, condition or delay.

11.1.2 Termination Right. Notwithstanding Section 11.1.1, (i) in the event that more than thirty-five percent (35%) of the floor area of the Building is so damaged or destroyed, and such damage or destruction shall occur during the last five (5) years of the Base Term or during any Renewal Term and render such space untenantable, or (ii) in the event that more than fifty percent (50%) of the floor area of the Building is so damaged or destroyed, and such damage or destruction shall occur at any time during the Term, then in either such event, provided all policies of insurance hereby required to be maintained by Tenant are in full force and effect and insurance proceeds payable as a result of such damage or destruction are actually received by Landlord or Landlord’s mortgagee, Tenant shall have the right to terminate this Lease by giving notice to Landlord as described in Section 11.1.4 hereof (and for purposes of Section 11.1 .4 the “event giving rise to the right to terminate” under this Section 11.1.2 shall be the receipt by Landlord or its mortgagee of the insurance proceeds payable as a result of the damage or destruction).

11.1.3 Insufficient Funds to Restore. If the right to terminate set forth in Section 11.1.2 shall not be exercisable by Tenant but Tenant does not have sufficient funds to restore, repair or replace the Damaged Improvements because Landlord or any holder of a mortgage encumbering the Premises who is named as an additional insured under Tenant’s casualty insurance policy has failed to agree to release to Tenant all available casualty insurance proceeds, or, having agreed to release such proceeds in fact does not so release proceeds for restoration, repair or replacement, then Tenant shall have the right to elect to either (a) in the event of damage to all or substantially all of the Premises, vacate the Premises, tendering possession of the Premises to Landlord, and terminate this Lease, or (b) in the event of partial destruction of the Premises, remove or isolate the damaged portion of the Premises and undertake such repairs as may be necessary to render the remainder of the Premises usable, provided, however, that if the remaining portion of the Premises is reasonably deemed by Tenant to be insufficient or inadequate for Tenant to continue its use of the Premises in the manner in which such use was conducted prior to the casualty, Tenant may elect to terminate this Lease as described in Section 11.1.4 hereof (and for purposes of Section 11.1.4 the “event giving rise to the right to terminate” under this Section 11.1.3 shall be the failure of Landlord or its mortgagee to agree to release insurance proceeds, or the failure to release same after agreement to do so, as the case may be). Tenant acknowledges that Landlord or Landlord’s mortgagee may release proceeds of insurance in installments, and may hold-back amounts of insurance pending completion of construction in accordance with ordinary construction lending and supervision practices.

11.1.4 Manner of Termination. Any termination of this Lease under this Article 11 shall be effective upon a date set forth in a written notice from Tenant to Landlord given not later than ninety (90) days after the event giving rise to the right to terminate, and the date of termination shall be the later to occur of(i) the date which is one hundred twenty (120) days after the event giving rise to the right to terminate and (ii) the date on which insurance proceeds payable as a result of such event are actually received by Landlord or Landlord’s mortgagee, unless such termination arises under Section 11.1.3 hereof, in which case such date of termination shall be the later to occur of (x) the date which is one hundred twenty (120) days after the event giving rise to the right to terminate and (x) the date which is thirty (30) days after the date of written notice from Tenant to Landlord and Landlord’s mortgagee that Landlord or Landlord’s mortgagee has failed to agree to release to Tenant insurance proceeds pursuant to Section 11.1.2 or, having so agreed, has failed to release to Tenant such portions of the proceeds as are necessary to pay for repair or restoration pursuant to Section 11.1.2. Upon such termination, Tenant shall pay to Landlord amounts then due under the Lease, pro rated as of the date of termination, and all insurance proceeds theretofore received by Tenant on account of the Damaged Improvements.

11.2 No Abatement of Rent. No damage to or destruction of any of the Premises as a result of fire or any other hazard, risk or casualty whatsoever shall permit Tenant to surrender this Lease or shall relieve Tenant from Tenant’s liability to pay the full Rent payable under this Lease, or from any of Tenant’s other obligations hereunder, except to the extent otherwise provided in this Section 11 and, except as expressly permitted in this Lease, Tenant waives any right now or hereafter conferred upon Tenant by statute or otherwise to surrender this Lease or the Premises, or any part thereof, or to any suspension, diminution, abatement or reduction of Rent, by reason of such damage or destruction.

11.3 Certain Proceeds. If the insurance proceeds relating to Damaged Improvements are less than $5,000,000.00 and Tenant shall have elected or be required to repair or restore the Premises and no Event of Default has occurred and is continuing, all such proceeds shall be paid to Tenant immediately upon demand to be applied, as necessary, for the repair or restoration of the affected improvements and, thereafter, to be distributed in accordance with paragraph (d) below; in any other event, provided no Event of Default has occurred and is continuing in which case such proceeds shall be held by Landlord as collateral security for the performance by Tenant of its obligations under this Lease, all such proceeds shall be disbursed in accordance with the following:

(a) The full amount of such proceeds shall be paid to Landlord’s mortgagees, if any, or if none, to a bank or trust company selected by Landlord, acting at the direction of Landlord, from a list of creditworthy banks submitted by Tenant (such payee is referred to as the “Depository”). The Depository shall have no affirmative obligation to prosecute a determination of the amount of, or to effect the collection of, any proceeds unless the Depository shall have been given an express written undertaking to do so. Moneys received by the Depository pursuant to the provisions of this Lease shall not be commingled with the Depository’s own funds and shall be held by the Depository in trust, either separately or with other trust funds in an interest bearing money market account, for the uses and purposes provided in this Lease. The Depository shall not be liable or accountable for any action taken or suffered by the Depository or for any disbursement of moneys made by the Depository in good faith in reliance on advice of legal counsel. In disbursing monies pursuant to this Section, the Depository may rely conclusively on the information contained in any notice given to the Depository by Tenant in accordance with the provisions hereof unless Landlord notifies the Depository in writing within five Business Days after the giving of any such notice by Tenant that Landlord intends to dispute such information, in which case the disputed amount shall not be disbursed but shall continue to be held by the Depository until such dispute shall have been resolved;

(b) If an Event of Default has occurred and is continuing at the time of the subject casualty or thereafter during the repair or restoration period, Landlord may require that Tenant deposit with the Depository the excess of the expected remaining cost of repair or restoration over the amount then on deposit with the Depository;

(c) So long as no Event of Default has occurred and is continuing from time to time, but not more often than once in any 30-day period, and provided that Tenant has first paid any amounts required to be paid by Tenant out of its own funds hereunder, Tenant may (i) request reimbursement out of such proceeds for the actual costs and expenses incurred by Tenant in connection with such repair and rebuilding; or (ii) request the Depository to pay such costs and expenses directly to contractors and suppliers. Such requests shall be made by written notice to the Depository, with a copy to Landlord, setting forth in reasonable detail all of such costs and expenses incurred by Tenant and certifying that (1) all of such costs and expenses are due and owing (or will be due and owing within the next 30 days), (2) such costs and expenses were not the subject of a previous certificate delivered pursuant to this clause (ii) and (3) the amounts on deposit with the Depository are, in the opinion of Tenant, sufficient to complete the repair or restoration of the affected improvements. If Landlord shall in good faith desire to dispute the information contained in any notice given by Tenant, Landlord shall so notify Tenant and the Depository in writing within five (5) Business Days after the giving of such notice, specifying the amount intended to be disputed and the nature of the dispute. After such five (5) Business Days period has elapsed, if Landlord has not disputed the information contained in Tenant’s notice, the Depository shall promptly disburse to Tenant out of such proceeds the amount of such costs and expenses; and

(d) So long as no Event of Default has occurred and is continuing from time to time, and provided that Tenant has first paid any amounts required to be paid by Tenant out of its own funds hereunder, any proceeds under insurance paid for or provided by Tenant in excess of amounts necessary for the repair or restoration of the affected Improvements shall be paid over to or retained by Tenant, together with all interest accrued upon all proceeds deposited with the Depository pursuant to Subsection 11.3(a) hereof, less all usual, customary, reasonable costs and expenses of Landlord’s mortgagee and the Depository in connection with administering such proceeds (without duplication of such costs and expenses).

12. Indemnity.

12.1 Tenant’s Indemnity. Tenant shall defend (with counsel reasonably satisfactory to Landlord), indemnify, save and hold harmless (“Indemnify”) the Landlord Parties from and against all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses, including reasonable attorneys’ fees, court costs, administrative costs, and costs of appeals, which may be imposed upon or incurred by or asserted against any of the Landlord Parties by reason of the ownership, operation, possession, lease, sublease, repair, alteration, modification, maintenance, construction or condition of the Premises, the breach by Tenant of any of the terms or provisions of this Lease or any personal injury, loss of income or damage to or loss of persons or property, or loss of use of any property, in or about the Premises from any cause whatsoever including, but not limited to claims or penalties arising from any violations of laws or liabilities in tort (strict or otherwise), except to the extent such damage, loss or injury results from the gross negligence or willful misconduct of a Landlord Party. The obligation of Tenant to Indemnify contained in this Section 12.1 shall not be limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant, its agents or contractors under workers’ or workman’s compensation acts, disability benefit acts or other employee benefits acts, or under any other insurance coverage Tenant may obtain.

12.2 Limitation. In the event of any conflict between the indemnities contained in this Section 12 and the waiver of subrogation contained in Section 13, below, it is agreed that the waiver of subrogation in Section 13 shall control.

13. Insurance.

13.1 Liability Insurance. Tenant, at its expense, shall maintain during the Term comprehensive general liability insurance, and property damage insurance under policies issued by insurers of recognized responsibility having a combined single limit for any one (1) occurrence of not less than One Million Dollars ($1,000,000) and excess umbrella liability insurance of not less than Twenty Five Million Dollars ($25,000,000) for personal injury, bodily injury, death, disease and damage or injury to or destruction of property (including the loss of use thereof) occurring upon, in, or about the Premises and for contractual liability assumed under this Lease. To satisfy the liability insurance requirements of this Section 13.1 under a policy of commercial general liability insurance rather than comprehensive general liability insurance, Tenant must obtain an endorsement which applies the aggregate limits separately to the Premises (ISO Endorsement CG-25-05-l1-85, Amendment-Aggregate Limits of Insurance [per location] or an equivalent endorsement reasonably satisfactory to Landlord). The certificate of insurance evidencing such policy must evidence that the limits of Tenant’s liability insurance required hereunder apply solely to the Premises and not to other locations.

13.2 Property Insurance. Tenant shall keep or cause to be maintained property insurance on an All Risk Property policy form for the full replacement cost of the Building including, either as a part of the basic policy or as an endorsement thereto, coverage for the cost of removal of the Building and construction of a new building of like size, kind and quality in accordance with then applicable zoning ordinances and building codes in the event such removal is required under such building codes and zoning ordinances. The Tenant’s policy shall also provide for business interruption coverage in the event of loss for a 12 month period.

13.3 Worker’s Compensation and Employer’s Liability Insurance. Tenant shall maintain a self-insurance trust to cover worker’s compensation insurance in an amount not less than the statutorily defined minimum covering Tenant’s employees and business operations in the Premises, as well as employer’s liability insurance providing coverage of not less than One Million Dollars ($1,000,000).

13.4 Form of Insurance. All insurance policies obtained by Tenant pursuant to this Section 13 (except the worker’s compensation insurance described in Section 13.3) shall be issued by companies with a rating by Standard & Poor’s of not less than AA in claims paying ability or the equivalent by another rating agency acceptable to Landlord and which have an AM Best Rating of A-, VIII or better and which are qualified to do business in the Commonwealth of Pennsylvania, or, in the alternative, may be issued by an insurance company affiliated with Tenant and not meeting the rating criteria herein set forth which reinsures such risk with an independent company meeting the rating criteria herein set forth, provided, however, that any such reinsurers shall enter into direct access agreements with Landlord and, if applicable, Landlord’s mortgagee. Such policies (exclusive of the worker’s compensation policy) shall contain the following provisions:

(a) with respect to insurance of the type described in Section 13.1, Landlord and Landlord’s mortgagees are included as additional insureds; with respect to insurance of the type described in Section 13.2, Landlord shall be named as an additional insured, and Landlord’s mortgagees designated by the Landlord, if any, shall be named as mortgagee and sole loss payee under a lender’s loss payable endorsement in a form reasonably satisfactory to Landlord’s mortgagees, and any obligation imposed upon such insureds (including, without limitation, the liability for payment of premiums) shall be the sole obligation of Tenant and not that of any such insured;

(b) all third-party liability insurance shall be endorsed to provide that, insofar as the policy is written to cover more than one insured, all terms, conditions, insuring agreements and endorsements, with the exception of limits of liability and deductibles, shall operate in the same manner as if there were a separate policy covering each insured;

(c) the insurer thereunder waives all rights of subrogation against Landlord and Landlord’s mortgagees and waives any right of set-off and counterclaim and any other right to deduction whether by attachment or otherwise;

(d) such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of Landlord and Landlord’s mortgagees;

(e) the respective interests of Landlord and Landlord’s mortgagees under all insurance policies required under this Lease shall not be invalidated by any action or inaction of Tenant or any other person (other than the beneficiary of such respective interest) and such insurance shall insure Landlord and Landlord’s mortgagees as their interests may appear, regardless of any breach or violation of any warranty, declaration or condition contained in such policies by Tenant or any other person (other than the beneficiary of such respective interest); and

(f) if the insurers cancel such insurance for any reason whatsoever or any materially adverse change is made in policy terms or conditions, such cancellation or change shall not be effective as to Landlord and Landlord’s mortgagees for 30 days after receipt by Landlord and Landlord’s mortgagees, respectively, of written notice from such insurers of such cancellation or change.

If such insurance is allowed to lapse for nonpayment of premium, such lapse shall not be effective for 30 days after receipt of notice by Landlord and Landlord’s mortgagees from the insurers of such lapse. Certificates evidencing all policies of insurance obtained by Tenant shall be provided to Landlord. The proceeds of all casualty insurance maintained by Tenant under Section 13.2 shall be applied in strict accordance with the requirements of Section 11, above.

13.5 Evidence of Insurance. Tenant shall deliver to Landlord and Landlord’s mortgagees annually certificates of insurance evidencing the provisions described in Sections 13.1, 13.2 and 13.3 executed by the insurer or its duly authorized agent. Without limiting the foregoing, each such certificate shall set forth the insurance obtained in accordance with this Section 13 and state that such insurance is in full force and effect, and that all premiums then due and payable thereon have been paid.

13.6 Flammable Material. No flammable or combustible material shall be kept by Tenant in or upon the Premises except in reasonable quantities and proper containers, and Tenant agrees to use, store and dispose of such materials in a prudent fashion in compliance with Environmental Laws and the requirements of any insurance policy issued hereunder.

13.7 Landlord Purchase. At Landlord’s option, Landlord may elect to obtain for itself any or all of the forms of insurance required to be obtained by Tenant pursuant to this Section if Tenant fails to procure same within thirty (30) days after written notice from Landlord. In the event Landlord shall so elect, Tenant shall reimburse Landlord upon demand for the cost of all insurance so obtained by Landlord. Further, Landlord may insure the Premises at its own expense for amounts in excess of the full replacement value of the Premises, provided that any insurance so maintained by Landlord shall not result in a reduction of coverage or amounts payable under or an increase in the cost of or otherwise adversely affect Tenant’s ability to maintain the insurance required or desired to be maintained by Tenant under this Section 13.

13.8 Waiver of Claims. Landlord and Tenant intend that their respective property loss risks shall be borne by responsible insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, such insurance carriers in the event of a property loss, to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against such other for such losses and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right of the insured to recover thereunder. The foregoing waiver shall apply regardless of the cause or origin of the loss, including but not limited to the negligence of either party or its agents, officers, employees or contractors. All insurance policies required to be maintained hereunder or elected to be maintained by Landlord shall be endorsed such that said waiver of subrogation shall not affect the right of the insured to recover thereunder. The parties further agree that the insurance required hereunder shall be primary and any insurance carried by the other party shall be excess and non-contributory.

14. Eminent Domain.

14.1 Total Taking. In the event that the whole of the Premises shall be taken under the exercise of the power of eminent domain or by agreement with any condemnor in lieu of such taking (herein called a “Total Taking”) then this Lease shall terminate as of the earlier of the date when title thereto vests in the condemnor or the date when possession thereof shall be delivered to the condemnor.

14.2 Award on Total Taking. The entire award in any Total Taking payable with respect to the Premises and this Lease shall be paid to Landlord. Tenant shall be entitled to any award which the condemnor may make, and which shall be provided for by law, specifically for the improvements for which title remains vested in Tenant, including, without limitation, the Excluded Fixtures, and Tenant’s moving expenses and business dislocation damages, provided that same are not deducted from the award otherwise payable to Landlord.

14.3 Partial Taking.

14.3.1 In the event any portion or portions of the Premises shall be taken under the exercise of the power of eminent domain or by agreement with any condemnor in lieu of such taking (herein called a “Partial Taking”) then this Lease, only as to the portion or portions so taken, shall terminate as of the date possession thereof shall be delivered to the condemnor, and Rent shall be abated from that date with respect to the portion or portions so taken, but otherwise this Lease shall remain in full force and effect. Notwithstanding the foregoing, if as a result of such Partial Taking, Tenant determines in the exercise of Tenant’s reasonable business judgment that the remainder of the Premises is unsuitable for Tenant’s use thereof, or it is economically unfeasible to reconstruct or operate Tenant’s business in the remaining portion of the Premises because of the insufficiency in size of the remaining portion of the Premises, or access to the Premises is materially impaired and no reasonable alternate access is available, and Tenant gives written notice thereof to Landlord, then (a) this Lease shall terminate thirty (30) days from the date possession of the part taken shall be delivered to the condemnor, (b) such Partial Taking shall be deemed to be and treated as a Total Taking, and (c) Tenant shall comply with the provisions of Section 17 hereof as to the portion of the Premises remaining after said Taking.

14.3.2 In the case of a Partial Taking which does not result in a termination of this Lease, the annual Minimum Rent payable under this Lease after possession of the portion so taken shall be delivered to the condemnor shall be reduced in the same proportion as the value of the Premises reduced by such Taking; but any such Partial Taking shall not otherwise relieve Tenant from any of Tenant’s other obligations hereunder, and, except as herein expressly provided, Tenant waives any right now or hereafter conferred upon Tenant by statute or otherwise to any suspension, diminution, abatement or reduction of Rent or to surrender this Lease or the Premises by reason of such Partial Taking.

14.3.3 The entire award in any Partial Taking payable with respect to the Premises and this Lease shall be paid to Landlord. Tenant shall be entitled to any award which the condemnor may make, and which shall be provided for by law, specifically for the Improvements and Excluded Fixtures for which Title remains vested in Tenant, provided the same are not deducted from the award otherwise payable to Landlord.

14.4 Temporary Taking. In the event the Premises, or any part thereof, shall be taken in eminent domain for temporary use or occupancy or for a term of months or years, then (a) this Lease and all of Tenant’s obligations hereunder shall continue in full force and effect (except to the extent that performance by Tenant of Tenant’s covenants and agreements is prevented by such taking), (b) there shall be no reduction or abatement of Rent, and (c) Tenant shall be entitled to the entire award with respect to any such taking, except that Landlord shall be entitled to any portion of such award allocable to any period of time beyond the Termination Date. Tenant covenants that, upon the termination of any such period of temporary use or occupancy, but only if this Lease then remains in effect with at least two (2) years remaining in the Term, Tenant shall, at Tenant’s sole cost and expense, restore the Premises as nearly as may be reasonably possible to the condition in which the same were immediately prior to such taking. Unless an award is made to Tenant by the condemning authority for such purposes, if Landlord receives any award, by way of the aforesaid apportionment, Landlord shall pay such sum to Tenant to the extent necessary to reimburse Tenant for the cost of such restoration.

14.5 Settlement Agreement. For the purposes of this Lease, all amounts paid pursuant to an agreement with any condemnor in settlement of any eminent domain proceedings affecting the Premises shall be deemed to constitute an award of damages made in such proceedings, and shall be governed by this Section.

15. Default and Remedies.

15.1 Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default” under this Lease:

15.1.1 Tenant does not pay in full when due any installment of Minimum Rent within five (5) days after due or any other amount payable by Tenant under this Lease, whether or not herein included as Rent, and such failure to pay is not cured within thirty (30) days following written notice from Landlord to Tenant thereof.

15.1.2 Tenant violates or fails to perform or otherwise breaks any covenant, agreement or condition (not included in clause 15.1.5 or 15.1.6 of this Section 15) contained in this Lease other than those specifically addressed elsewhere in this Section 15.1, and such violation or failure continues for thirty (30) days after receipt of notice thereof from Landlord; provided, that if such violation or failure is not susceptible of being cured or corrected within the aforesaid thirty (30) day period, then if Tenant shall have commenced such cure within the aforesaid thirty (30) day period, shall have given Landlord written notice within such thirty (30) day period that additional time is required and diligently and continuously prosecutes same to completion, Tenant shall have such additional time as Tenant may reasonably require to complete such cure not to exceed 180 days from the date of notice.

15.1.3 Tenant becomes the subject of commencement of an involuntary case under the federal bankruptcy law as now or hereafter constituted, or there is filed a petition against Tenant seeking rehabilitation, liquidation, reorganization, arrangement, adjustment or composition of or in respect of Tenant under the federal bankruptcy law as now or hereafter constituted, or under any other applicable federal or state bankruptcy, rehabilitation, liquidation, insolvency, reorganization, delinquency or other similar law, or seeking the appointment of a rehabilitator, receiver, liquidator or assignee, custodian, trustee, sequestrator (or similar official) of Tenant or any substantial part of the Premises, or seeking the winding-up or liquidation of its affairs and such involuntary case or petition is not stayed or dismissed within ninety (90) days after the filing thereof, or if Tenant commences a voluntary case or institutes proceedings to be adjudicated a bankrupt or insolvent, or consents to the institution of bankruptcy, insolvency or rehabilitation proceedings against it, under the federal bankruptcy laws as now or hereafter constituted, or any other applicable federal or state bankruptcy, rehabilitation, reorganization, insolvency, delinquency or other similar law, or consents to the appointment of or taking possession by a rehabilitator, receiver, liquidator or assignee, trustee, custodian, sequestrator (or other similar official) of Tenant or of any substantial part of its property, or makes any assignment for the benefit of creditors.

15.1.4 Any representation or warranty made by Tenant in this Lease shall have been incorrect in a material respect when made, shall remain material when discovered and shall not have been cured or corrected within thirty (30) days after notice thereof from Landlord; provided that if such misrepresentation is not susceptible of being cured or corrected within the aforesaid thirty (30) day period, then if Tenant shall have commenced such cure within the aforesaid thirty (30) day period, shall have given Landlord written notice within such thirty (30) day period that additional time is required and diligently and continuously prosecutes the same to completion, Tenant shall have such additional time as Tenant may reasonably require to complete such cure not to exceed 180 days from the date of notice.

15.1.5 Tenant shall fall to maintain insurance in the amounts and with the terms required by Section 13 hereof.

15.1.6 Tenant shall breach its covenants set forth in Section 8.4 and Section 8.5 hereof,

15.2 Landlord’s Remedies. If any one or more Events of Default occurs then Landlord has the right, at its election, to pursue any one or more of the following remedies:

15.2.1 To give Tenant written notice of Landlord’s intention to terminate this Lease on the earliest date permitted by law or on any later date specified in such notice, in which case Tenant’s right to possession of the Premises will cease and this Lease will be terminated, except as to Tenant’s liability, as if the expiration of the Term fixed in such notice were the Termination Date.

15.2.2 Without further demand or notice, and without terminating this Lease, but in accordance with all laws, to reenter and take possession of the Premises or any part of the Premises, repossess the same, expel Tenant and those claiming through or under Tenant, and remove the effects of both or either, without breaching the peace, and without prejudice to any remedies for arrears of Rent under this Lease or as a result of the Event of Default.

15.2.3 Without further demand or notice, to cure any Event of Default, to charge Tenant for the reasonable cost of effecting such cure, including without limitation reasonable attorneys’ fees and interest on the amount so advanced at the Lease Interest Rate, provided that Landlord will have no obligation to cure any such Event of Default.

15.3 Reletting. Whether or not Landlord elects to terminate this Lease following an Event of Default, upon obtaining possession of the Premises Landlord shall, in the exercise of reasonable commercial judgment endeavor to relet the Premises (as a whole or in lesser parts) in Landlord’s name, but for the account of Tenant if this Lease has not been terminated, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions and upon such other terms (which may include concessions of free rent and alteration and repair of the Premises) as Landlord, in its reasonable discretion, may determine, and Landlord may collect and receive the rents from such reletting. No such reentry or taking possession of the Premises by Landlord will be construed as an election on Landlord’s part to terminate this Lease unless a written notice of such intention is given to Tenant pursuant to Section 5.2.1. No written notice from Landlord under this Section or under a forcible or unlawful entry and detainer statute or similar law will constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right following any such reentry or reletting to exercise its right to terminate this Lease pursuant to Section 15.2.1 by giving Tenant such written notice, in which event this Lease will terminate as specified in such notice. In exercising reasonable commercial judgment hereunder, Landlord shall be entitled to take into consideration the fact that this Lease relates to the entire Premises, and Landlord shall be under no obligation to accept any sublessee proposed by Tenant.

15.4 Certain Damages. In the event that Landlord does not elect to terminate this Lease as permitted in Section 15.2.1 but on the contrary elects to take possession as provided in Section 15.2.2, Tenant will pay to Landlord Minimum Rent and other sums as provided in this Lease that would be payable under this Lease if such repossession had not occurred, less the net proceeds, if any, of any reletting of the Premises after deducting all of Landlord’s reasonable expenses in connection with such reletting, including without limitation all reasonable repossession costs, brokerage commissions, attorneys’ fees, alteration and repair costs, and expenses of preparation of such reletting. Tenant will pay such Rent and other sums to Landlord monthly on the day on which the Minimum Rent would have been payable under this Lease if possession had not been retaken, and Landlord will be entitled to receive such Rent and other sums from Tenant on each such day.

15.5 Bankruptcy, Insolvency, Rehabilitation, Liquidation.

15.5.1 Upon the filing of a petition by or against Tenant under the federal bankruptcy law as now or hereafter constituted, or a petition seeking rehabilitation, reorganization, adjustment or composition of or in respect of Tenant under the federal bankruptcy law as now or hereafter constituted, or under any other applicable federal or state bankruptcy, rehabilitation, insolvency, reorganization, delinquency or other similar law, or seeking the appointment of a rehabilitator, receiver, liquidator, or assignee, custodian, trustee, sequestrator (or similar official) of Tenant, Tenant and any other such rehabilitator, receiver, liquidator, or assignee, custodian, trustee, sequestrator (or similar official) agree as follows: (a) to perform each and every obligation of Tenant under this Lease until such time as this Lease is either rejected or assumed by order of a court of competent jurisdiction; (b) to reject or assume this Lease within sixty (60) days of the filing of any of the foregoing described petitions; (c) to give Landlord at least thirty (30) days prior written notice of any proceeding relating to the assumption of this Lease; (d) to give Landlord at least thirty (30) days prior written notice of any abandonment of the Premises, any such abandonment of this Lease to be deemed a rejection of this Lease; and (e) to be deemed to have rejected this Lease in the event of the failure to comply with any of the above.

15.5.2 Included within and in addition to any other conditions or obligations imposed upon Tenant or its successor in the event of any assumption and/or assignment of this Lease as a consequence of the occurrence of any of the events described in Section 15.5.1 hereof are the following: (a) the cure of any Event of Default which is capable of being cured, within not more than fifteen (15) days after such assignment and/or assumption; (b) the deposit with Landlord of a reasonable sum of money to be held by Landlord as security to assure future performance under this Lease; (c) the use of the Premises only for the Permitted Use; and (c) the rehabilitated or reorganized debtor, or the trustee, receiver or rehabilitator of Tenant or any other assignee of this Lease demonstrates in writing that it has comparable financial ability to lease the Premises and meets all other reasonable criteria of Landlord as did Tenant upon the execution of this Lease.

15.6 Continuing Liability After Termination. If this Lease is terminated on account of the occurrence of an Event of Default, Tenant will remain liable to Landlord for damages in an amount equal to the Rent and other amounts that would have been owing by Tenant for the balance of the Term, had this Lease not been terminated, less the net proceeds, if any, of any reletting of the Premises by Landlord subsequent to such termination, after deducting all of Landlord reasonable expenses in connection with such reletting, including without limitation the expenses enumerated in Section 15.4. Landlord will be entitled to collect such damages from Tenant monthly, as accrued, on the day on which Minimum Rent and other amounts would have been payable under this Lease if this Lease had not been terminated, and Landlord will be entitled to receive such Minimum Rent and other amounts from Tenant on each such day, in the monthly or other installments or payments which would have been payable under this Lease had this Lease not been terminated, net of proceeds of reletting as aforesaid. Alternatively, at the option of Landlord, in the event this Lease is so terminated, Landlord will be entitled to recover against Tenant as damages for loss of the bargain and not as a penalty,

(i) the worth at the time of award of the unpaid Rent to the time of termination; plus

(ii) the worth at the time of award of the amount by which the unpaid Rent after termination until the time of award exceeds the fair market rental value of the Premises for such period; plus

(iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term of this Lease (had the same not been so terminated by Landlord) after the time of award exceeds the fair market rental value of the Premises for such period; plus

(iv) Any other amount necessary to reasonably compensate Landlord for all damages attributable to Tenant’s failure to perform its obligations under this Lease.

The “worth at the time of award” of the amounts referred to in clauses (i) and (ii) above is computed by adding interest at the Lease Interest Rate on the date on which this Lease is terminated from the date of termination until the time of the award. The “worth at the time of award” of the amount referred to in clause (iii) above is computed by discounting such amount to present value at the discount rate of the Federal Reserve Bank of New York, New York, at the time of the award.

15.7 Cumulative Remedies. Any suit or suits for the recovery of the amounts and damages set forth in this Section 15 may be brought by Landlord, from time to time, at Landlord’s election, and nothing in this Lease will be deemed to require Landlord to await the date upon which this Lease or the Term would have expired had there occurred no Event of Default. Each right and remedy provided for in this Lease is cumulative and is in addition to every other right or remedy provided for in this Lease or now or after the Lease Commencement Date existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in the Lease or now or hereafter existing at law or in equity or by statute or otherwise, will not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.

15.8 Expenses of Enforcement. In the event of any litigation between Landlord and Tenant, the prevailing party shall be entitled to receive from the other the amount of its reasonable out-of-pocket legal fees and out-of-pocket expenses of counsel.

15.9 Nonwaiver. Any failure of Landlord or Tenant to enforce any remedy allowed for the violation of any provision of this Lease shall not imply the waiver of any such provision, even if such violation is continued or repeated, and no express waiver shall affect any provision other than the one(s) specified in such waiver and only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way (i) alter the length of the Term or of Tenant’s right of possession hereunder, or (ii) after the giving of any notice, reinstate, continue or extend the Term or affect any notice given to Tenant prior to the receipt of such moneys, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

16. Subordination.

16.1 Generally. Subject to Section 16.2 below, this Lease is and shall be subject and subordinate to all ground or underlying leases of the Premises and to all mortgages which may now or hereafter be secured upon such leases or the Premises and to any and all renewals, modifications, consolidations, replacements and extensions thereof (each a “Superior Lien”). If Landlord shall so request, Tenant shall send to any mortgagee or ground lessor of the Premises designated by Landlord, a copy of any notice thereafter given by Tenant to Landlord alleging a material breach by Landlord of its obligations under this Lease.

16.2 Subordination Non-disturbance and Attornment Agreement. As used herein, the term “SNDA” shall mean a commercially reasonable and recordable form of subordination, non-disturbance and attornment agreement duly executed and acknowledged by Tenant and the holder of a Superior Lien, pursuant to which Tenant shall subordinate this Lease to such Superior Lien and shall attorn to the holder thereof, and the holder of such Superior Lien shall agree, for itself and its successors and assigns, not to terminate this Lease or otherwise disturb the peaceful and quiet possession of the Premises by Tenant and its successors and assigns unless an Event of Default shall have occurred. Attached hereto as Exhibit E is a form of SNDA which Tenant agrees to execute, without limiting a lien holder’s right to utilize a different form of SNDA. As a condition precedent to the subordination of this Lease to any Superior Lien pursuant to the terms of Section 16.1, Landlord agrees to deliver to Tenant for execution and recording an SNDA in the form attached as Exhibit E or in another commercially reasonable form, executed by each holder of every Superior Lien. In each case, Tenant shall execute such SNDA promptly after request by Landlord, if the form is substantially similar to Exhibit E attached hereto and within fifteen (15) business days after request by Landlord therefor if another commercially reasonable form is used.

17. Surrender; Holding Over.

17.1 Generally. Tenant shall, on the last day of the Term, or upon any earlier termination of this Lease, or upon any termination of Tenant’s right to possess the Premises pursuant to the provisions of this Lease, surrender and deliver up the Premises into the possession and use of Landlord without delay and in the condition in which Tenant has herein agreed to maintain same, broom clean and free and clear of all lettings, occupancies, liens and encumbrances created by Tenant or any of Tenant’s contractors, agents or subtenants or any person other than Landlord, unless previously approved by Landlord and shall provide a quit claim deed conveying to Landlord any retained interest of Tenant. If Tenant holds over in the Premises after the expiration of the Term or any earlier termination of this Lease or of Tenant’s right to possess the Premises, then, at Landlord’s option, and without limitation to any right or remedy of Landlord with respect to such holding over, such holding over shall create a tenancy from month-to-month only, subject to Tenant’s obligation to pay monthly rental equal to the higher of(i) 125% of fair market rental value and (ii) 125% of the monthly Rent (prorated on a monthly basis) in effect immediately prior to such expiration or termination, and subject to all the provisions and conditions of this Lease, other than provisions relating to length of Term, which tenancy may be terminated at any time by Landlord or Tenant giving thirty (30) days notice thereof to the other.

17.2 Removal of Personal Property, Excluded Fixtures, Alterations and Improvements, and Private Utilities. Tenant shall, at least ninety (90) days prior to the expiration or earlier termination of the Term, notify Landlord in writing of all Excluded Fixtures which Tenant intends not to remove from the Premises upon the expiration of the Term. Landlord shall have the right, to be exercised at least thirty (30) days prior to the expiration or earlier termination of the Term to identify in writing to Tenant any Excluded Fixtures which Tenant has elected not to remove from the Premises and to require Tenant, at its sole cost and expense, to remove such Excluded Fixtures. Any and all Excluded Fixtures which either (i) Tenant desires to remove or (ii) Landlord identifies for removal, and any and all trade fixtures, machinery, equipment, furniture, furnishings and other personal property furnished or installed on the Premises by or at the expense of Tenant which do not constitute part of the Premises, shall be removed by Tenant, and all damage to the Premises caused by such removal shall be repaired by Tenant, prior to the expiration or earlier termination of the Term or the termination of Tenant’s right to possess the Premises, so that Tenant returns the Premises to Landlord as a functioning office building. Prior to surrender of the Premises pursuant to this Section 17, Landlord shall have the right to require, and Tenant hereby agrees if so required, to remove any alterations or Improvements made by Tenant after the inception of this Lease if Landlord so elects by written notice to Tenant at the time of installation thereof. Further, Landlord shall have the right to require, and Tenant hereby agrees if so required, to remove private utilities (such as private provider phone service) prior to surrender of the Premises pursuant to this Section 17.

17.3 Retention of Personal Property. Any personal property which shall remain on the Premises after the expiration of the Term or earlier termination of this Lease or Tenant’s right to possess the Premises may, at the option of Landlord, be deemed to have been abandoned by Tenant and may be retained by Landlord as Landlord’s property or be disposed of, without liability of Landlord, in such manner as Landlord may see fit, or Landlord, at its option, may require Tenant to remove the same at Tenant’s expense. In case of such removal, all reasonable costs of removal and of repairing any damage to the Premises arising from such removal shall be paid by Tenant upon Landlord’s demand. Tenant shall pay to Landlord on demand (a) a reasonable fee for storing and disposing of any such personal property, and (b) all reasonable costs and expenses incurred by Landlord in storing and disposing of any such personal property (including, without limitation, reasonable counsel fees relating to claims against Landlord by any and all parties claiming interests in such personal property).

18. Notices. All bills, statements, notices or other communications given hereunder shall be deemed sufficiently given or rendered only if in writing and sent to Tenant or Landlord by personal delivery, or by nationally recognized courier delivery service with positive tracking of items promising delivery on the next following business day, addressed as follows:

If to Tenant:

Independence Blue Cross

1901 Market Street, 36 Floor

Philadelphia, PA 19103-1480

Attention: Vice President, Operations

If to Landlord:

The Prudential Insurance Company of America

2 Ravinia Drive, Suite 1400

Atlanta, GA 30346-2110

Attention: Vice President, Mortgage Asset Management, Independence Blue Cross Sale-Leaseback

with a copy to:

The Prudential Insurance Company of America

2 Ravinia Drive, Suite 1400

Atlanta, GA 30346-2110

Attention: Regional Counsel, Mortgage Asset Management, Independence Blue Cross Sale-Leaseback

or such other person or place as either party hereto may designate by notice given as aforesaid. Notice delivered by a courier service shall be deemed received as of the date reflected in the records of the courier service.

19. Certain Rights Granted to Tenant. Landlord grants the following rights to Tenant:

19.1 Building Name. So long as the original Tenant, an Affiliate of the original Tenant or a successor to Tenant by merger continues to occupy and conduct business from at least 25% of the rentable square footage of the Premises, to change the name of the Building, and to change the street address of the Building.

19.2 Exterior Signs. To install and maintain a sign or signs on the exterior of the Building, subject only to compliance with applicable laws; provided Tenant shall be responsible for the maintenance, repair and removal of any such sign.

19.3 Rooftop. To install antennae, satellite dishes and other communications devices on the rooftop of the Building for its own benefit or for the benefit of third party licensees of Tenant subject only to compliance with applicable laws. In connection therewith, Tenant shall have the exclusive right during the Term to grant licenses to third parties respecting the provision of telecommunications services at the Premises and the installation of telecommunications equipment within the Premises to serve the occupants of the Premises and any third parties acceptable to Tenant; provided, however, that all of such license agreements shall provide that they are terminable by Landlord upon sixty (60) days notice at any time following the end of the Term or sooner termination of this Lease. Tenant shall be responsible for the maintenance, repair and removal of any such items.

20. Estoppel Statements.

20.1 Tenant from time to time, within twenty (20) days after request by Landlord, shall execute, acknowledge and deliver to Landlord a statement, which may be relied upon by Landlord or any proposed assignee of Landlord’s interest in this Lease or any existing or proposed mortgagee or ground lessor or purchaser of the Premises or any interest therein, certifying in commercially reasonable form (i) that this Lease is unmodified and in full force and effect (or that the same is in full force and effect as modified and listing the instruments of modification); (ii) the dates to which Minimum Rent and all other charges have been paid; (iii) whether or not to Tenant’s knowledge Landlord is in default hereunder or whether Tenant has any claims or demands against Landlord (and, if so, the default, claim and/or demand shall be specified); and (iv) the Lease Commencement Date and the Termination Date, and certifying as to such other matters as Landlord may reasonably request. Tenant acknowledges that any such statements so delivered by Tenant may be relied upon by Landlord, any landlord under any ground or underlying lease, or by any prospective partner, purchaser, mortgagee, lender, or any assignee of any mortgage. Attached as Exhibit F is a form of Estoppel Certificate which Tenant agrees to execute without limiting Landlord’s right to utilize a different form of estoppel certificate.

20.2 Landlord from time to time, within thirty (30) days after request by Tenant, shall execute, acknowledge and deliver to Tenant a statement, which may be relied upon by Tenant or any proposed assignee of Tenant’s interest in this Lease, certifying in a commercially reasonable form (i) that this Lease is unmodified and in full force and effect (or that the same is in full force and effect as modified and listing the instruments of modification); (ii) the dates to which Minimum Rent and all other charges have been paid; (iii) whether or not to Landlord’s knowledge Tenant is in default hereunder or whether to its knowledge Landlord has any claims or demands against Tenant (and, if so, the default, claim and/or demand shall be specified); and (iv) the Lease Commencement Date and the Termination Date, and certifying as to such other matters as Tenant may reasonably request. Landlord acknowledges that any such statements so delivered by Landlord may be relied upon by Tenant, or by any prospective partner, purchaser, mortgagee, lender, subtenant, licensee or assignee. Attached as Exhibit G is a form of Estoppel Certificate which Landlord agrees to execute, without limiting Tenant’s right to utilize a different form of estoppel certificate.

21. Covenant of Quiet Enjoyment. So long as no Event of Default shall have occurred and be continuing, Landlord covenants that Tenant shall, during the Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof.

22. Advisors.

22.1 Landlord represents and warrants to Tenant that it has not dealt with any broker, agent, finder or other person in the negotiation for or the obtaining of this Lease other than Pitney Bowes Credit Corporation (“Landlord Advisor”), and agrees to defend (with counsel reasonably satisfactory to Tenant), and indemnify and hold Tenant harmless from any and all costs (including attorney’s fees) and liability for commissions or other compensation claimed by any such broker, agent, finder or other person other than Landlord Advisor, employed by it or claiming to have been engaged by it in connection with this Lease. Landlord agrees to pay any fee or commission owing Landlord Advisor on account of this Lease.

22.2 Tenant represents and warrants to Landlord that it has not dealt with any broker, agent, finder or other person in the negotiation for or the obtaining of this Lease other than Legg Mason Real Estate Services (“Tenant Advisor”) and agrees to defend (with counsel reasonably satisfactory to Landlord), and indemnify and hold the Landlord Parties harmless from any and all costs (including attorney’s fees and liability for commissions or other compensation claimed by any such broker, agent, finder or other person other than Tenant Advisor, employed by it or claiming to have been engaged by it in connection with this Lease. Tenant agrees to pay any fee or commission owing Tenant Advisor on account of this Lease.

23. Limitations on Liability.

23.1 The liabilities of the parties described below shall be qualified in accordance with this Section 23.

23.2 Tenant Liability. The word “Tenant” as used in this Lease shall be construed in the plural in all cases where there is more than one tenant (and in such cases the liability of such tenants shall be joint and several) and the necessary grammatical changes required to make the provisions hereof apply to corporations, partnerships, or individuals, men or women, shall in all cases be assumed to have been made. Each provision hereof shall extend to and as the case may require, shall bind and inure to the benefit of Tenant and its successors and assigns, provided that this Lease shall not inure to the benefit of any assignee or successor of Tenant except as provided in Section 9 hereof

23.3 Landlord Liability.

23.3.1 Anything in this Lease to the contrary notwithstanding, Tenant agrees that it shall look solely to the estate and property of Landlord in the Premises (including insurance and condemnation proceeds) then held by Landlord, subject to the prior rights of the holder of any mortgage, deed of trust or other lien or encumbrance thereon, for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed or performed by Landlord, and no other assets of Landlord, its officers, directors, agents, representatives, employees, affiliates, shareholders or constituent partners shall be subject to levy, execution or any procedures for the satisfaction of Tenant’s remedies, it being the intention and agreement of the parties to this Lease that neither Landlord nor any of its officers, directors, agents, representatives, employees, affiliates, shareholders or constituent partners be personally liable for any deficiency or judgment against Landlord arising out of this Lease, the Premises or Tenant’s (or that of the persons and entities acting by or through Tenant) occupancy thereof. In addition, notwithstanding any other provision of this Lease (whether in the body hereof, or in any exhibit or addendum hereto), Landlord shall have no liability to Tenant, its officers, directors, agents, representatives, employees, affiliates, shareholders or constituent partners whatsoever for any loss of profits or consequential damages.

23.3.2 In the event of any sale or other conveyance or transfer of Landlord’s interest in the Premises, the transferor shall be and hereby is entirely free and relieved of all covenants and obligations of Landlord hereunder arising thereafter, and it shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and the transferee at any such sale or conveyance or transfer that the transferee has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder, including, without limitation, obligations for all defaults and claims (if any) arising prior to the date of such transfer.

24. Landlord’s Agreements. As a material inducement to Tenant to execute this Lease, Landlord acknowledges and agrees that this Lease is a “triple net lease” pursuant to which it is intended that Tenant shall have sole possession and use of the Premises so long as no Event of Default shall have occurred, subject only to Landlord’s right of entry under Section 7.1 hereof. Consequently, except as expressly permitted under the terms of this Lease, Landlord shall have no right to enter upon the Premises to perform any work or construct any alterations or improvements, or to authorize third parties to do so. During the Term, Landlord agrees that it shall not grant any right, title or interest of any kind in or to the Premises or any portion thereof, whether by lease, license, easement or otherwise, excepting only (i) conveyance of fee title to the Premises, or (ii) the granting of a mortgage or mortgages encumbering the Premises and its rights under this Lease, or (iii) the entry into a ground lease respecting the Land; provided, that in each event such permitted conveyances shall not grant to any third parties any rights inconsistent with the rights of Tenant and the obligations of Landlord under this Lease. Without limiting the generality of the foregoing, Landlord agrees that it shall have no right to place any signs, placards, decorations or ornamentation of any kind or nature, whether temporary or permanent, at any location upon or within the Land or the Building, and that Landlord shall have no authority to grant to any third party a right or license to do so, all such rights being hereby granted and reserved to Tenant.

25. Memorandum of Lease. The parties hereto will, at the request and expense of the requesting party, execute and deliver to one another a short form lease in statutory form for recording purposes with the expectation that such short form lease shall be in recordable form and shall be recorded by the requesting party at its expense.

26. Landlord’s Lien Waiver. From time to time during the Term of this Lease, within thirty (30) days following written request from Tenant, Landlord shall deliver to any equipment lessor providing leased equipment to the Premises and to any purchase money or commercial lender providing financing for Tenant’s equipment or alterations (title to which does not vest in Landlord pursuant to the terms hereof) within the Premises a waiver in commercially reasonable form, duly executed and acknowledged by Landlord, respecting any statutory or common law lien or security interest which Landlord may possess respecting Tenant’s equipment, trade fixtures and other tangible personal property located within (but not constituting a part of) the Premises; provided, however, no lessor shall have the right to remove any such equipment unless it has agreed to repair any damage occasioned by such removal.

27. Miscellaneous.

27.1 Non-Waiver. The failure of either party hereto in any one or more instances to insist upon the strict performance of any one or more of the agreements, terms, covenants, conditions or obligations of this Lease, or to exercise any right, remedy or election herein contained, shall not be construed as a waiver or relinquishment of the right to insist upon such performance or exercise in the future, and such right shall continue and remain in full force and effect with respect to any subsequent breach, act or omission.

27.2 Entire Agreement; Amendments. This Lease constitutes the entire agreement between the parties relating to the subject matter contained herein. Neither party hereto has made any representations or promises to the other except as expressly contained herein. The provisions of this Lease may not be waived, modified, amended, supplemented or terminated in any manner whatsoever except by written instrument signed by (a) in the case of a waiver, an authorized signatory of the party against which enforcement of the waiver is sought and (b) in all other cases, an authorized signatory of each of the parties hereto or thereto, as the case may be.

27.3 Partial Invalidity. If any of the provisions of this Lease, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

27.4 Choice of Law. This Lease has been executed and delivered in the Commonwealth of Pennsylvania and shall be construed in accordance with the laws of the Commonwealth of Pennsylvania. Any action brought to enforce or interpret this Lease shall be brought in a court of appropriate jurisdiction in the county in which the Building is located, in the commercial court if it exists. Should any provision of this Lease require judicial interpretation, it is agreed that the court interpreting or considering same shall not apply the presumption that the terms hereof shall be more strictly construed against a party by reason of the rule or conclusion that a document should be construed more strictly against the party who itself or through its agent prepared the same. It is agreed and stipulated that all parties hereto have participated equally in the preparation of this Lease and that legal counsel was consulted by each responsible party before the execution of this Lease.

27.5 No Joint Venture. This Lease shall create only the relationship of Landlord and Tenant between Landlord and Tenant and no estate shall pass out of Landlord. Nothing herein is intended to be construed as creating a joint venture or partnership relationship between the parties hereto.

27.6 No Third Party Beneficiaries. Notwithstanding anything to the contrary contained herein, no provision of this Lease is intended to benefit any party other than the signatories hereto and their permitted heirs, personal representatives, successors and assigns (including, without limitation, any mortgagee of Landlord), and no provision of this Lease shall be enforceable by any other party.

27.7 Exhibits. All exhibits referred to in this Lease are attached hereto and shall be deemed an integral part hereof.

27.8 Captions. The captions included in this Lease, whether for sections, subsections, paragraphs, Table of Contents, Exhibits, or otherwise, are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof, and are not to be used in interpreting this Lease or for any other purpose in the event of any controversy.

27.9 Gender; Plural Terms; Persons. The masculine, feminine, or neuter pronoun shall each include the masculine, feminine, and neuter genders. A reference to person shall mean a natural person, a trustee, a corporation, a partnership and any other form of legal entity. All references (including pronouns) in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well, as the context may require.

27.10 WAIVER OF JURY TRIAL. IT IS MUTUALLY AGREED BY AND BETWEEN LANDLORD AND TENANT THAT THEY HEREBY WAIVE TRIAL BY JURY IN ANY ACTION PROCEEDING OR COUNTER-CLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES OR CLAIM OF INJURY OR DAMAGE.

27.11 Force Majeure. Tenant shall not be in default under this Lease if Tenant’s performance (other than its obligation to pay Rent and to provide the insurance required hereby) is delayed or prevented by or due to strike, lockout, inability to obtain labor and materials, war, riot, unusually severe weather conditions, acts of God or other causes beyond the reasonable control of Tenant, and the time within which Tenant must comply with any of the terms, covenants and conditions of this Lease (other than its obligation to pay Rent and to provide the insurance required hereby) shall be extended by a period of time equal to the period of time that performance by Tenant is delayed or prevented by such causes, provided that within seven days of the commencement of the cause of delay Tenant shall have notified Landlord of the existence thereof. The provisions of this Section shall not apply to Tenant’s obligation to pay Rent or provide the required insurance hereunder.

27.12 Survival. The representations, warranties, covenants, indemnities and agreements of Tenant and Landlord provided for in this Lease and Landlord’s and Tenant’s respective obligations under any and all thereof, shall survive the execution and delivery of this Lease and shall be and continue in effect notwithstanding any investigation made by any party and the fact that either party may waive compliance with any of the other terms, provisions or conditions of this Lease. The indemnities of Tenant provided for in this Lease are for the benefit of the Landlord Parties and shall survive the expiration or termination of this Lease.

27.13 Cooperation with Financing. In the event that subsequent to the Lease Commencement Date Landlord desires to encumber its interest in the Land, the Building or this Lease to secure indebtedness, Tenant agrees, at Landlord’s sole cost and expense (for third parties engaged by Tenant, but not Tenant’s internal costs and expenses) to reasonably cooperate with Landlord and its lender to complete such financing, including, without limitation, providing to Persons designated by Landlord (which may include one or more rating agencies), such information concerning Tenant and the Premises as would be usually and customarily provided to a potential financing source or mortgage lender for purposes of evaluating the creditworthiness of Tenant and the condition and value of the Premises, and making responsible officers of Tenant available at the Premises to meet with representatives of potential lenders and rating agencies. Tenant shall not, under any circumstances, be liable for the repayment of any principal, interest or other sums due in connection with such indebtedness. If any lender requires, as a condition to its making a loan to be secured by a mortgage or trust deed on the Land and Building or either, or a collateral assignment of this Lease, that certain modifications be made to this Lease, which modifications do not require Tenant to pay any additional amounts or otherwise change materially the rights or obligations of Tenant hereunder, Tenant shall, upon Landlord’s request, execute appropriate instruments effecting such modifications.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Lease to be executed by their duly authorized representatives as of the day and year first above written.

LANDLORD: PRU 1901 MARKET LLC, a Delaware limited liability company
Its:	Sole Member

By:	/s/ Michael S. Paukstitus

Name:	Michael S. Paukstitus
Title:	Vice President

TENANT: INDEPENDENCE BLUE CROSS

By:	/s/ John G. Foos

Name:	John G. Foos
Title:	Chief Financial Officer

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